As filed with the Securities And Exchange Commission on February 9, 2000

                                             Registration Number : 333-________

                     U.S. Securities And Exchange Commission

                             Washington, D.C. 20549

                                    Form SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ANTENNAS AMERICA, INC.
          ------------------------------------------------------------
                 (Name of small business issuer in its charter)

           Utah                          4899                     87-0454148
---------------------------    --------------------------       -------------
(State or jurisdiction of      (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

     4860 Robb Street, Suite 101, Wheat Ridge, CO 80033-2163, (303) 421-4063
     -----------------------------------------------------------------------
         (Address and telephone number of principal executive offices)

             4860 Robb Street, Suite 101, Wheat Ridge, CO 80033-2163
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

    Randall P. Marx, 4860 Robb Street, Suite 101, Wheat Ridge, CO 80033-2163,
                                 (303) 421-4063
    -------------------------------------------------------------------------
           (Name, address and telephone number of agent for service)


                               -----------------
                                   Copies to:
                           Alan L. Talesnick, Esquire
                           Francis B. Barron, Esquire
                                Patton Boggs LLP
                         1660 Lincoln Street, Suite 1900
                             Denver, Colorado 80264
                                 (303) 830-1776
                               ------------------

         Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================
Title of each class                             Proposed maximum        Proposed maximum
Of securities to be          Amount to be       Offering price per      Aggregate offering     Amount of
Registered                   Registered               Share                   Price          Registration fee
-------------------------------------------------------------------------------------------------------------
Common Stock                  22,000,000             $.54 (1)              $11,880,000            $3,136
-------------------------------------------------------------------------------------------------------------
Common Stock,                 22,000,000             $.175                  $3,850,000            $1,016
issuable upon
exercise of warrants (2)
-------------------------------------------------------------------------------------------------------------
Common Stock,                    500,000             $.03                      $15,000                $4
issuable upon exercise
of options (3)
-------------------------------------------------------------------------------------------------------------
Total shares being            44,500,000                --                 $15,745,000            $4,156
registered
=============================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 based on the average of the closing bid and asked prices of the Company's common stock on the OTC Bulletin Board on February 3, 2000 which is within five business days of the date of filing of this registration statement (February 9, 2000).


(2)  Warrants to purchase these shares are exercisable at $.175 per share.

(3)   Options to purchase these shares are exercisable at $.03 per share.

The Company hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

         The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                                             SELLING STOCKHOLDER

                                                                      PROSPECTUS

                       PROSPECTUS DATED February __, 2000

                              SUBJECT TO COMPLETION

                             ANTENNAS AMERICA, INC.

                        44,500,000 Shares Of Common Stock

         This prospectus relates to the transfer of 44,500,000 shares of common stock of Antennas America, Inc. by the selling stockholders identified in this prospectus. The common stock offered by this prospectus consists of the following:

o 22,000,000 shares of common stock presently issued and outstanding which were issued to the selling stockholders in private transactions; and

o 22,500,000 shares of common stock issuable upon the exercise of warrants and options which were issued to the selling stockholders in private transactions.

         We will not receive any of the proceeds for the sale of these shares by the selling stockholders. We will receive approximately $3,865,000 if all of the warrants are exercised.

         The selling stockholders have not entered into any underwriting arrangements. The sale of the shares by the selling stockholders may occur in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privately negotiated transactions, and sales to one or more dealers for transfer of the shares as principals, at market prices prevailing at the time of transfer, or at negotiated prices. Brokerage fees or commissions may be paid by the selling stockholders in connection with the sales of the common stock. The selling stockholders may transfer some or all of the common stock in exchange for consideration other than cash, or for no consideration, in the selling stockholders' sole discretion. This prospectus may be used by the selling stockholders to transfer the common stock to affiliates of the selling stockholders.


         The Company's common stock is quoted on the OTC Bulletin Board under the symbol "ANTM". On February 1, 2000, the closing price of the common stock was $.50 per share.


         Investing in the common stock involves certain risks. See the "Risk Factors" section beginning on page 5.

         Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is February ___, 2000.

                    ----------------------------------------

                                TABLE OF CONTENTS

                    ----------------------------------------

                                                                    Page

PROSPECTUS SUMMARY.....................................................1

RISK FACTORS...........................................................3

PRICE RANGE OF COMMON STOCK............................................5

DIVIDEND POLICY........................................................6

THE COMPANY............................................................6

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION..........................12

MANAGEMENT............................................................15

EXECUTIVE COMPENSATION................................................16

BENEFICIAL OWNERS OF SECURITIES.......................................20

DESCRIPTION OF SECURITIES.............................................22

INACTIVE TRADING OF THE COMMON STOCK..................................23

SELLING SECURITY HOLDERS AND PLAN OF DISTRIBUTION.....................23

SECURITIES AND EXCHANGE COMMISSION POSITION

   ON CERTAIN INDEMNIFICATION.........................................25

LEGAL MATTERS.........................................................25

EXPERTS...............................................................25

ADDITIONAL INFORMATION................................................26


FINANCIAL INFORMATION................................................F-1

                               PROSPECTUS SUMMARY

         The following summary highlights information contained in this prospectus. In addition to this summary, you should read this entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements. All information in this prospectus should be considered before investing in the common stock.

The Company         We design,  develop,  market and sell a diversified  line of
                    antennas  and  related   wireless   communication   systems,
                    including conformal and phased array antennas.

Recent
Developments        We are currently in a transitional  stage shifting the focus of our  business  to a  higher  level of  advanced  wireless
                    solutions  with  the  expansion  and  investment   into  new
                    technologies that include a new line of antennas and our involvement in the wireless internet business, both for laptop computers and home access. We anticipate that our earnings will be negatively impacted by the short-term costs associated with our expansion, research and development, advertising and other costs related to the new commercial products and wireless services to be introduced. We also are considering acquiring other companies to expand our business more rapidly. We cannot predict that we will be able to identify and come to agreement with appropriate companies or that we will be able to obtain the necessary financing to complete an acquisition or acquisitions.


                    In January 2000, we completed a private placement of 22,000,000 shares of common stock and warrants to purchase
                    22,000,000 shares of common stock at an exercise price of $.175 per share. The warrants expire one year after the effective date of this prospectus. We received a total of $1,155,000 for these shares and warrants. This prospectus covers the transfer of both the shares of common stock sold in that offering and the shares that may be issued if the warrants are exercised.



                    On June 17, 1999, we announced that we had been awarded a contract from Thomson Consumer Electronics Company for the manufacture of a flat, low profile local TV antenna under the RCA label.

                    On February 26, 1999, we announced that we completed a new F
                    antenna  product  that  provides   wireless  access  to  the
                    internet and other critical data for laptop computers.

The Offering        The  selling   shareholders  may  sell  a  total  of  up  to
                    44,500,000 shares, consisting of 22,000,000 shares of common stock and 22,500,000 shares of common stock issuable upon exercise of warrants and options.

                    The shares may be sold at market prices or other negotiated prices. In addition, the selling stockholders may, in their sole discretion, transfer the shares in exchange for consideration other than cash or for no consideration. The selling shareholders have not entered into any underwriting arrangements for the sale of the shares. See "Selling Security Holders".

                    We will not receive any proceeds from the sale of common stock by the selling shareholders. If the warrants and options held by the selling shareholders are exercised, we will receive the proceeds from these exercises. We intend to use proceeds, if any, for general and administrative expenses and working capital.

Company Offices     Our  offices  are  located  at  4860  Robb   Street,   Suite
                    101, Wheat Ridge,  Colorado  80033;  telephone  number (303)
                    421-4063.

                                  RISK FACTORS

         Prospective investors should carefully consider, together with the other information herein, the following risk factors that affect our business.

We have a history of losses.

         From inception in September 1987 through the fiscal year ended December 31, 1992, and again for the year ended December 31, 1998 and nine months ended September 30, 1999, we incurred losses from operations. We operated profitably during each of the fiscal years ended December 31, 1993 through 1997. Profits for some of these years were marginal, and we cannot assure that our operations in the future will be profitable.

Our industry suffers rapid technological changes.

         We do business in the antenna and wireless communications industries. These industries are characterized by rapidly developing technology. Changes in technology could affect the market for our products and necessitate additional improvements and developments to our products. We cannot predict that our research and development activities will lead to the successful introduction of new or improved products or that we will not encounter delays or problems in these areas. The cost of completing new technologies to satisfy minimum specification requirements and/or quality and delivery expectations may exceed original estimates that could adversely affect operating results during any financial period.

Protection of product design may be insufficient to protect us against competitors.

         We attempt to protect our product designs by obtaining patents, when available, and by manufacturing our products in a manner that makes reverse engineering difficult. These protections may not be sufficient to prevent our competitors from developing products that perform in a manner that is similar to or better than our products. Competitors' success may result in decreased margins and sales of our products.

Our limited financial resources could constrain our business expansion.

         We have limited financial resources available which may restrict our ability to grow. Additional capital from sources other than our cash flow may be necessary to develop new products. We cannot predict that this financing will be available from any source. We believe that we can sustain our current business without additional funding, but we may not be able to increase our business as desired without additional funding.

We could be adversely impacted by intense competition.

         The communications and antenna industries are highly competitive, and we compete with substantially larger companies in the production and sale of antennas. These competitors have larger sales forces and more highly developed marketing programs as well as larger administrative staffs and more available service personnel. The larger competitors also will have greater financial resources available to develop and market competitive products. The presence of these competitors could significantly affect any attempts to develop our business. However, we believe that we will have certain advantages in attempting to develop and market our products, including a more cost-effective technology, the ability to undertake smaller projects, and the ability to respond to customer requests more quickly than some larger competitors. We cannot be certain that these conclusions will prove correct.

We depend on the availability of efficient labor.

         We produce and assemble our products at our own facility and are dependent on efficient workers for these functions. We cannot predict that efficient workers will continue to be available to us at a cost consistent with our budget.

We depend on key employees.

         We are highly dependent on the services of our executive management, including Randall P. Marx, our Chief Executive Officer. The loss of the services of any of our executive management could have a material adverse effect on us.

New government regulation could increase our costs.

         We are subject to government regulation of our business operations in general. Certain of our new products are subject to regulation by the Federal Communications Commission ("FCC") because they are designed to transmit signals. Because current regulations covering our operations are subject to change at any time, and despite our belief that we are in substantial compliance with government laws and regulations, we may incur significant costs for compliance in the future.

There is an inactive trading of our shares and possible volatile prices.

         There is an extremely limited public market for our shares and we cannot predict that this market will be sustained or will expand. The prices of our shares are highly volatile. Due to the low price of the shares, many brokerage firms may not effect transactions and may not deal with low priced shares as it may not be economical for them to do so. This could have an adverse effect on developing and sustaining the market for our shares. Further, we cannot predict that any investor will be in a position to borrow funds using our shares as collateral.

         For the foreseeable future, trading in the shares, if any, will occur in the over-the-counter market and the shares will be quoted on the OTC Bulletin Board. The closing quotes for the shares on February 1, 2000 were $.46 bid and $.50 asked. We do not anticipate that our shares will qualify for listing on the Nasdaq Stock Market in the near future. Accordingly, a holder of our shares may be unable to sell shares when he or she wishes to do so, if at all. In addition, the free transferability of these shares will be dependent on the securities laws of the various states in which it is proposed these shares be traded.

Penny stock regulation may discourage investors' interest.

         The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). If our shares are traded for less than $5 per share, then unless (1) our net tangible assets exceed $5,000,000 during our first three years of continuous operations or $2,000,000 after our first three years of continuous operations; or (2) we had average revenue of at least $6,000,000 for the last three years, our shares will be subject to the SEC's penny stock rules unless otherwise exempt from those rules.

         The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prescribed by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. As long as our shares are subject to the penny stock rules, the selling shareholders may find it difficult to sell our shares.

No dividends with respect to our shares.

         We have not paid any cash dividends with respect to our shares, and it is unlikely that we will pay any dividends on our shares in the foreseeable future. We currently intend that any earnings that we may realize will be retained in the business for further development and expansion.

                           PRICE RANGE OF COMMON STOCK

         Trading in our common stock is very limited. Our shares are traded in the over-the-counter market through the OTC Bulletin Board and the "pink sheets". Our trading symbol is "ANTM". Our shares are not quoted on any established stock exchange or on the Nasdaq Stock Market. Because trading in our shares is so limited, prices are highly volatile.

         Quotations provided below for the past two fiscal years are the inter-dealer quotations provided by the National Quotations Bureau and the OTC Bulletin Board's Trading and Market Services, without retail markup, markdown or commission. These quotations do not necessarily represent actual transactions.

                                  Common Stock
                                  ------------
                                      Closing Bid Price
                                 -------------------------
Quarter Ended                     High                Low
-------------                    -----               -----
March 31, 1998                   .17                 .05
June 30, 1998                    .13                 .08
September 30, 1998               .10                 .04
December 31, 1998                .05                 .02
March 31, 1999                   .115                .035
June 30, 1999                    .12                 .04
September 30, 1999               .15                 .07
December 31, 1999                .10                 .155

         On February 1, 2000, the closing sale price for our common stock was $.50 per share.

Number of stockholders of record


         On February 1, 2000, the number of our stockholders of record was 350.


                                 DIVIDEND POLICY


         We have not declared or paid any cash dividends on our shares since our inception, and we do not anticipate paying any cash dividends on our shares in the foreseeable future. We currently intend to retain any future earnings to finance the expansion and continued development of our business.


                                   THE COMPANY

         We design, develop, market and sell a diversified line of antennas and related wireless communication systems, including conformal and phased array antennas.

         We were organized under the laws of the State of Utah on September 30, 1987 for the purpose of acquiring one or more businesses. Our prior name was Westflag Corporation, which was formerly Westcliff Corporation. In January 1989, we completed our initial public offering of 10,544,650 units at $.04 per unit, resulting in net proceeds of approximately $363,000. (The number of units and price per unit have been adjusted to reflect our one-for-four reverse split in April 1989). Each unit consisted of one share of common stock, one Class A Warrant and one Class B Warrant. All the Class A and Class B Warrants expired without exercise and no longer exist. In April 1989, we effected a one-for-four reverse split so that each four outstanding shares of common stock prior to the reverse split became one share after the reverse split. Unless otherwise indicated, all references in this prospectus to the number of shares of our common stock have been adjusted for the effect of the 1989 one-for-four reverse split.

         On April 12, 1989, we merged with Antennas America, Inc., a Colorado corporation, that had been formed in September 1988 and that had developed an antenna design technique that would permit the building of flat (as compared to parabolic) antenna systems. Pursuant to the merger, Antennas America, Inc. was merged into us, all the issued and outstanding stock of Antennas America, Inc. was converted into 41,951,846 of our shares, and our name was changed to Antennas America, Inc.

         On February 26, 1999, we announced the completion of our new F antenna product that provides wireless access to the internet and other critical data for laptop computers. We utilized our experience in designing conformal antenna systems for companies such as LoJack and Intermec to design a high-performance antenna system for wireless computer access to the internet. We are aggressively marketing this new antenna system to many cellular carriers and distributors of PCMCIA modem cards. We intend to launch an advertising campaign later in the year 2000 to supplement our efforts to inform potential end-users of wireless data that the antenna is one of the most important features of any wireless system.

         On June 17, 1999, we announced that we had been awarded a contract from Thomson Consumer Electronics Company to build a flat, low profile local TV antenna system. The initial order was for approximately $2,000,000, with delivery of products through September 1999. Since that time we have received additional orders for approximately $258,000. There is no assurance that any additional orders will be received although we believe that they will be forthcoming.

         We currently have several new antenna systems under development for many wireless applications. If we are able to obtain sufficient financing, we intend to pursue one or more potential acquisitions that would enable us to expand our business more rapidly. We cannot predict that we will be able to obtain the necessary financing or that any such acquisition could be completed even with sufficient financing.

Principal Products

         Conformal Antennas

         A conformal antenna is one that is constructed so that it conforms technically and physically to its product environment. We first introduced and patented the disguised decal antenna. This product, introduced in 1989 originally only for conventional automobile cellular phones, is an alternative to the conventional wire type antenna and has been expanded to be used for numerous mobile applications, including Cellular, UHF, VHF, ETACS, GSM, PCS, SMR, Passive Repeaters and GPS. The antenna is approximately 3 1/2" x 3 1/2" and typically installs on the inside of the vehicle so that it is not detectable from the outside of the vehicle.

         Several derivative products of this antenna design have been developed for special applications and O.E.M. (original equipment manufacturer) customers. For the nine months ended September 30, 1999, the patented decal antenna and other conformal derivatives of the decal antenna accounted for approximately 30 percent of our sales.

         GPS Antennas

         We have developed a proprietary flat GPS system that integrates with a GPS receiver. GPS receivers communicate with several globe-circling satellites that will identify longitude and latitude coordinates of a location. These satellite systems have been used for years by the military and more recently in boats, planes, for surveying purposes, and by hikers. Accurate to within approximately 100 yards, there are several types of GPS systems, some of which are the size of a cellular phone and are very easy to use. We anticipate marketing our GPS antenna products on an O.E.M. basis for the purposes of fleet management and in-vehicle mapping systems.

         F Antennas


         In February 1999, we announced the introduction of a new antenna system designed to provide wireless access to the internet and other data for laptop computers. Utilizing our experience in designing conformal antenna systems, our new F800 and F900 antennas are powerful yet flexible antenna systems which can be installed directly on the computer and are connected to a wireless modem inserted in the computer's PCMCIA slot. The main design parameter of the antenna is its flexibility, creating an antenna that will function in several wireless applications or installations without requiring modification of the fundamental design of the antenna. We will market the new F800 and F900 series antenna systems along with our existing commercial wireless channels to existing and new OEM customers.


         Flat Panel And Phased Array Antennas

         Our flat panel and phased array antennas are flat antennas that typically incorporate a group of constituent antennas, all of which are equidistant from the center point. These types of antennas are used to receive and/or transmit data, voice and, in some cases, video from microwave transmitters or satellites. We currently are developing and selling various versions of these antennas to private, commercial and governmental entities. Our two primary projects for this antenna design are (1) the "off-air" antennas for local television and (2) the 2.4 GHz spread spectrum wireless communications antennas.

         Off-Air Antennas For Local Reception With Satellite And Other TV Systems. Home satellite television systems have become extremely popular and affordable. The single biggest drawback to the 18" home TV satellite system was that, until recently, viewer could not receive local TV broadcasts from the satellite system. U.S. federal law previously prohibited subscribers to satellite services from receiving local channels or other network programming if those networks were available using a VHF/UHF antenna. In order to receive local TV broadcasts, viewers resorted to installing outdated receive equipment which typically included "rabbit ears" or the conventional "yagi" roofmount antenna. Our two flat conformal antenna systems provide local TV reception where digital satellite systems are utilized. These antennas combine our conformal and phased array technology. New federal law allows viewers to receive local TV broadcasts from satellite systems, even if those local broadcasts would be received using a VHF/UHF antenna. We do not believe that this new law will have a negative impact on our antenna business because the satellite systems are concentrating on the top 20 markets, leaving a large market for our products because the satellite systems will not carry all local channels in all markets, and because of the fees the satellite systems charge for local channels.

         Our FREEDOM(TM) Antenna System is a flat VHF/UHF TV antenna that provides local TV reception and attaches to the back of the satellite dish so that it is virtually invisible when installed. Designed to be inconspicuous, the FREEDOM(TM) Antenna is an economical solution to the issue of local TV program reception with the popular 18" dishes.

         The WALLDO(TM) Antenna System is a flat VHF/UHF TV antenna, measuring 15 1/2"x 13" x 2", which attaches to the house or other structure and provides local TV reception. This antenna is designed so that it conceals the fact that an outdoor antenna has been installed. Both the FREEDOM(TM) and the WALLDO(TM) antennas are omnidirectional and work in locations where a medium gain antenna is required, which is generally within a 25 mile radius of the local TV station's transmitters. Because the WALLDO(TM) antennas can be attached to the side of the house or to the other structures, we market it as the solution to the problem of antenna installations on rooftops where there may be limitations due to zoning codes, covenants, or homeowner restrictions or where there is the need for a more aesthetically pleasing solution.

         New Low Profile Local TV Antennas. In January 1999, we began producing and delivering three new low profile antennas to receive local TV broadcasts. These antennas use a new electromagnetic antenna design to maximize installation flexibility and yield longer range reception of off-air (VHF/UHF) signals. Unlike conventional dipole antennas, this new design can receive signals in both vertical and horizontal planes with minimum cross-polarization loss. This highly efficient design allows for a low profile antenna solution that provides numerous installation options. The antenna has a built-in switchable amplifier and can be painted to match its environment. At the present time we are marketing three versions of the new low profile antenna system: indoor/outdoor, mid-range outdoor and long-range outdoor. The indoor/outdoor product is unique in that when used indoors it is designed to fit inconspicuously in the more popular home entertainment systems. The outdoor versions consist of a mid-range and long-range outdoor antenna system. We will market the new low profile antenna systems along with our other local TV antennas.


         MMDS Antennas For Wireless Cable. In 1995 we introduced three new phased array antenna systems to the wireless cable market. Known in the industry as MMDS (Multichannel, Multipoint Distribution Systems), these systems are direct competitors of cable TV and satellite TV. MMDS (wireless cable) is similar to conventional cable with the exception that it uses a microwave frequency to transmit the channels for home viewing. The signals can usually be received approximately 30 miles from the transmitter by installing a receive antenna on the subscriber's home.

         Other Antennas

         We are pursuing new business opportunities for the conformal and phased array antennas by continuing to broaden and adapt our existing technologies. Currently, we design or manufacture antennas varying in frequency from 27 MHz to 12 GHz. These antennas all use our flat antenna design to provide inconspicuous installation. All of our antennas are designed to be manufactured using existing design footprints. This allows us to better use our engineering and technical staff, suppliers and production staff. This also allows us, in some cases, to use existing tools, dies and radomes for more than one product.

Marketing And Distribution

         We market our commercial line of antennas directly to distributors, installers and retailers of antenna accessories. Current distribution consists of several domestic and international distributors, including several hundred active retail dealers. We also market our diversified proprietary designs to our existing and potential customers in the commercial, government and retail market places. Potential customers are identified through trade advertising, phone contacts, trade shows, and field visits. We provide individual catalog and specification brochures describing existing products. The same brochures are utilized to demonstrate our capabilities to develop related products for O.E.M. and other commercial customers. Our web page, www.antennas.com, includes information about our products and background as well as financial and other shareholder-oriented information. The web page, among other things, is designed to encourage both existing and potential customers to view us as a potential source for diversified antenna solutions. Inquiries through the web page are pursued by our in-house sales personnel. To help customers get answers quickly about our products, we have established a toll-free telephone number administered by our customer service personnel from 8:00 a.m. to 5:00 p.m. MST. All our products are currently made in the United States, which we consider to be a marketing advantage over most of our competitors. Many of our products are also marketed internationally. We currently have seven international distributors marketing our products in 12 countries.


         In March 1998, we announced that we had agreed with Jasco Products Co., Inc., based in Oklahoma City, Oklahoma, for Jasco to be responsible for the mass-marketing and distribution of our new local TV antennas to retail accounts in the United States, including product literature, in-store point of purchase displays, and other related marketing services to these customers. Jasco serves as the exclusive distributor of Dishmate(TM), Optima(R) and MAX antennas to consumer electronics retail customers in the U.S., Mexico and Central America. Our distribution agreement with Jasco expires in October 2003, subject to renewal for up to two additional years. Effective January 1, 1999, Jasco obtained through Thomson Consumer Electronics the marketing and distribution rights to the General Electric, or GE, brand of consumer electronic accessories for the United States, Mexico and Central America. In October 1998, we announced that some of our products, including the Dishmate(TM), Optima(R) and MAX local TV antennas, would be marketed on a non-exclusive basis by Jasco under the GE name beginning January 1, 1999.


Production

         We  currently  produce  most  of the  customized  items  that we use to manufacture our products excluding cable, connectors and other generic components. We anticipate that this control over the production process will allow us to be more efficient and more responsive to customers, will lower the overall cost of production, and will better allow us to take advantage of more opportunities in the wireless communications market.

Research And Development


         Research and development ("R&D") costs are charged to operations when incurred and are included in operating expenses except when specifically contracted by our customers. Except for salaries of engineering personnel involved in R&D, our R&D costs have not been material in 1999 and 1998. We spent approximately $137,000 on R&D during 1999 and approximately $81,000 during 1998. Our R&D personnel develop products to meet specific customer, industry and market needs that we believe will compete effectively against products distributed by other companies. Quality assurance programs are implemented into each development and manufacturing project, and we enforce strict quality requirements on components received from other manufacturing facilities.


         Historically, we have experienced delays in the development of new products. For example, delays in the development of certain new products in 1998 subsequently led to a delay in the introduction of those products until the first quarter of 1999. These delays had an adverse affect on revenues and earnings for the period. We cannot guarantee that our R&D activities will lead to the successful introduction of new or improved products or that we will not encounter delays or problems in connection therewith. The cost of completing new technologies to satisfy minimum specification requirements and/or quality and delivery expectations may exceed original estimates, which could adversely affect operating results during any financial period.

Employees

         We currently have 56 full time employees including Randall P. Marx, Chief Executive Officer and Treasurer, and Richard L. Anderson, Vice President of Administration and Secretary. Each of these employees is also a director of the Company.

Competition

         The market for antennas and receivers is highly competitive, and our current and proposed products compete with products of larger companies that are better financed, have established markets, and maintain larger sales organizations and production capabilities. In marketing our products, we have encountered competition from other companies, both domestic and international, which market more conventional antenna systems. At the present time our market share of the overall antenna business is small, but is significantly greater for the non-conventional antenna market. Our antenna products are designed to be unique and in some cases are patented. Our products normally compete with other products principally in the areas of price and performance. However, we believe that our unique antenna products work as well as conventional products in the same design class of products, usually sell for approximately the same price or less than competing antennas, are easier to install, and in most cases are more desirable, primarily due to being less conspicuous.

Government Regulations

         We are subject to government regulation of our business operations in general, and the telecommunications industry also is subject to regulation by federal, state and local regulatory and governmental agencies. Under current laws and the regulations administered by the FCC, there are no federal requirements for licensing antennas that only receive (and do not transmit) signals. We believe that our antennas that also transmit signals are in compliance with current laws and regulations. Current laws and regulations are subject to change and our operations may become subject to additional regulation by governmental authorities. We can be significantly impacted by a change in either statutes or rules.

Patents


         Kevin O. Shoemaker, one of our engineers, is the record owner of a U.S. patent, subject to annual renewal fees, valid through the year 2007, for microstrip antennas and multiple radiator array antennas. Mr. Shoemaker also is the record owner of a U.S. patent for a serpentine planar broadband antenna valid through the year 2011. This is the design that we use for some of our conformal antennas, including the vehicular disguised decal antennas and related products. In addition, Mr. Shoemaker and Randall P. Marx, our Chief Executive Officer, are the record owners of patents relating to the technique and design of the FREEDOM(TM) and WALLDO(TM) local TV, VHF/UHF antenna systems, a patent covering the process used to manufacture certain of our flat planar antennas, a patent for the conformal FREEDOM(TM) antenna for the RCA style satellite dish and a patent covering creating antennas from coaxial cable, which brings the total number of our patents to six. In addition, we have filed provisional patents on three new antenna products designed by Dr. Mohamed Sanad which are assigned to us per a contract with Dr. Sanad. Mr. Shoemaker and Mr. Marx each has permanently assigned to us all of the rights in these and all other products that have been and will be developed while employed by us. We seek to protect our proprietary products, information and technology through reliance on confidentiality provisions, and, when practical, the application of patent, trademark and copyright laws. We cannot assure that these applications will result in the issuance of patents, trademarks or copyrights of our products, information or technology.


Properties


         We are tenants on a three-year lease which expires May 15, 2000 on 5,100 square feet of office space and 17,500 square feet of production space and a three-year lease on another 2,500 square feet of production space which expires on November 30, 2002 in Wheat Ridge, Colorado at a cost of approximately $17,000 per month. We are obligated to pay for all utilities, taxes and insurance on the production space. The property is in good condition.


Legal Proceedings

         On August 6, 1997, we filed a lawsuit against Terk Technologies Corporation, Neil Terk, Tom Jensen & Associates, Tom Jensen, and Robert A. Hodge, Jr. for false and/or misleading representations regarding our local TV antennas. Terk Technologies Corporation is one of our competitors. The lawsuit was filed in the United States District Court for the Northern District of Illinois. The lawsuit includes related supplemental claims for consumer fraud under the Illinois Consumer Fraud and Deceptive Trade Practices Act, deceptive trade practices under the Illinois Deceptive Trade Practices Act, and tortious interference with prospective economic advantage, unfair competition and trade disparagement under Illinois common law. The lawsuit relates to a report which we alleged falsely disparages Antennas America, Inc.'s local TV antennas. Two distributors of our products, Jasco Products Company, Inc. and MITO Corporation, joined the lawsuit as plaintiffs.

         In May 1998, Terk Technologies Corporation filed a counterclaim against us alleging that we engaged in false and/or misleading representations in violation of federal and Illinois state statutes. The counterclaim seeks unspecified damages, including costs and punitive damages. The counterclaim also requests that we withdraw and correct alleged deceptive statements attributed to us. We filed an answer to the counterclaim denying the allegations and denying that we were responsible for the statements attributed to us.

         In October 1998, the Court dismissed the action while allowing us to file a pretrial order with the Court setting forth the basis for trying the case. In January 1999, the case was reinstated. During 1999, we proceeded with the discovery process with the defendants in this case. In December 1999, an out of court agreement was reached with the defendants on a settlement. We anticipate closure of this case in the first quarter of 2000.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Liquidity And Capital Resources

         On September 8, 1999, the Board of Directors approved financing through a private placement offering of shares of units, with each unit consisting of one share of our restricted common stock and one redeemable common stock purchase warrant to purchase one share of common stock for $.0525 per unit. A minimum of 6,000,000 units and maximum of 22,000,000 units were authorized to be sold for a maximum offering of $1,155,000. The warrants included in the units will entitle the holder to purchase one share of common stock at an exercise price of $.175 per share and will become exercisable on the date on which this prospectus concerning the transfer of the shares included in the units and the shares underlying the warrants is declared effective. The warrants expire one year after becoming exercisable and may be redeemed by us at the price of $.001 per warrant at any time that the warrants are exercisable after the weighted average trading price for the common stock is at least $.2275 per share for 20 of 30 consecutive business days. This prospectus covers the resale of the shares of common stock sold in that offering and the shares that may be issued if the warrants are exercised.

         As of January 2000, we had received $1,155,000 of gross proceeds in funding from the private placement. These funds were used for working capital purposes and to repay $111,000 of officer debt.


         Compared to December 31, 1998, our total assets as of September 30, 1999 increased by $89,143 to $1,570,048. Increases in current assets from the private placement funds and higher sales volume were offset by the decrease in long-term assets associated with the deferred tax asset valuation reserve as discussed in "Results of Operations".


         The note payable to the bank as of December 31, 1998 was an asset-based revolving credit line which bore interest at prime plus six percent (13.75%). This line was discontinued by the bank as of January 31, 1999 and we then entered into an accounts receivable purchase agreement with another division of the same bank on February 1, 1999. Under the new arrangement, the bank will purchase 85 percent of approved accounts receivable from us, thereby reducing the amount of accounts receivable by the amount of funds received by us from the sale of those receivables.

         The financing cost for this new arrangement is one percent of the receivable for the first 10 days and 1/15 of one percent each day thereafter until the account is paid in full. The maximum amount charged is nine percent of the receivable. As of September 30, 1999, we showed $14,319 as accounts receivable relating to the unsold 15 percent of the accounts receivable which belong to us but which are held by the bank as a reserve until the bank has been paid for the account receivable by the customer.

         Liabilities increased $75,583 to $1,201,866 from December 31, 1998 to September 30, 1999. The previously outstanding note payable to the bank was repaid using funds from the new account purchase arrangement. In addition, effective February 16, 1999, an agreement was entered into with one of our distributors whereby the distributor advanced us $200,000 at an interest rate of 12% until March 1, 2000, and at 14% thereafter, and we granted the distributor options to purchase 500,000 shares of stock at a price of $.03 per share. The options were valued in the transaction at $6,000. This amount was recorded as a discount to the note and is being amortized using the straight line method over the life of the note. The note will be paid back through a reduced price on product as product is shipped and interest will be paid monthly. The funds advanced were used for working capital purposes. Accounts payable increased since December 31, 1998 due to the additional investment in inventory to support the sales increase.

Results of Operations

         Three And Nine Month Periods Ended September 30, 1999 Compared To Three And Nine Month Periods Ended September 30, 1998

         For the three month period ended September 30, 1999, our total revenues were $1,531,866 as compared to $807,560 for the three month period ended September 30, 1998. The 90% increase in revenues resulted from the sales of the new local TV antennas systems sold under the GE brand name through Jasco and shipments under the contract from Thomson Consumer Electronics local TV antenna system under the RCA brand name. For the nine month period ended September 30, 1999, our total revenues were $3,195,345 as compared to $2,224,112 for the same period in 1998.

         During the third quarter of 1999, due to the reasons described below, we recorded a non-cash, non-recurring valuation allowance of $389,844 against our net operating loss carryforward that had been on the balance sheet at full value. This valuation allowance was recorded in accordance with Statement of Financial Accounting Standard No. 109 (SFAS 109), Accounting for Income Taxes, based on the possibility that we may not be able to utilize the previously recorded deferred tax asset. Although we believe that the deferred tax asset will be utilized, this is not demonstrated by existing operations primarily because of our rapid expansion of our business and new products which has resulted in increased costs for our investment in new technology, advertising and development for new commercial products and wireless services. Additionally, in line with previously stated plans to increase the number and variety of our revenue streams, and to increase market share in the wireless market, in November 1999 we opened our new e-commerce web site. We anticipate additional expenses associated with the advertising initiatives to drive traffic to this site to sell our new and existing products and to inform potential customers of our total antenna solution capabilities.

         After recording the non-cash, non-recurring $389,344 valuation allowance expense in the third quarter, our results for the three and nine months periods ended September 30, 1999 were losses of $397,532 and $482,668, respectively, as compared with income of $19,347 and a net loss of $86,822, respectively, for the three and nine month periods ended September 30, 1998. Not including the non-cash, non-recurring $389,844 valuation allowance expense, we would have incurred a loss of approximately $8,000 for the three month period ended September 30, 1999 and a loss of $92,000 for the nine months ended September 30, 1999. We have significantly increased our research and development costs by adding to our engineering staff, filing for three new patents, and developing three new products relating to those patents. We anticipate that these new products will have a positive effect on both revenues and earnings in 2000.

         If we begin to utilize our net operating loss carryforward by generating future earnings, of which there is no assurance, there will be no corresponding income tax expense for financial statement reporting purposes until approximately $1.2 million of taxable income has been generated. Therefore, if this occurs, our statement of operations will be impacted positively through the generation of future earnings of this amount, with no corresponding tax expense.

         Gross profit margins decreased to 21% and 24% for the three and nine months ended September 30, 1999 from 41% and 36% for the same periods in 1998, which impacted the net results. Contributing to the lower margins were the lower than projected gross margins on our new local TV antennas sold under the GE brand name by Jasco Products, Inc. The lower gross margins were also due to our 1999 plan to increase our exposure to the wireless market by offering more competitive antenna solutions to mature markets, such as local TV reception that, due to the competitive nature of the local TV retail business, incorporates lower gross margins than our commercial products.

         Due to our rapid growth in 1999, interest expense increased for the three month period ended September 30, 1999 from the same period in 1998 by $18,339 and by $41,077 for the nine month period ended September 30, 1999 compared to 1998 due to larger borrowings under a new agreement with higher interest rates and a loan agreement with a vendor to ramp up our new local TV antenna production.

         Year Ended December 31, 1998 Compared To Year Ended December 31 , 1997

         For the year ended December 31, 1998, our total revenues were $2,926,728 as compared with $3,012,266 for the prior year. The 2.8% decrease in revenues is primarily attributable to the delay of our planned introduction of the new line of local TV antennas until the first quarter of 1999, and therefore there was not an increase in sales of local TV antennas for 1998.

         Our net results decreased to a $244,726 net loss from net income of $134,500 for 1997. The loss was attributable to several factors including the transition to a new antenna system for one of our largest OEM customers, the maintenance of production overhead despite the seasonal lag in sales of the local TV antenna systems, increased marketing costs, increases in general and administrative expenses incurred to support our additional infrastructure, and contractual investor relations consulting fees of $30,000 and certain one-time related costs amounting to an additional $57,000.

         The increase in selling, general and administrative expenses to $1,301,421 in 1998 from $850,536 in 1997 is attributable to the previously mentioned contractual investor relations fees, increases in administrative and sales salaries, additional legal fees associated with a lawsuit against a competitor, and higher depreciation related to capital additions in 1998 and the last half of 1997.

         Interest expense increased by $11,544 for 1998 over 1997. The increase is primarily attributable to the costs associated with the capital leases the Company entered into during 1997 and 1998 for software, manufacturing and office equipment.

         Year 2000 Compliance

         Year 2000 compliance is the ability of computer hardware and software to respond to the problems posed by the fact that computer programs traditionally have used two digits rather than four digits to define an applicable year. As a consequence, any of our computer programs or equipment using internal programs may recognize a date using "00" as the year 1900 rather than the year 2000. This could have resulted in a system failure or miscalculations causing interruption of operations, including temporary inability to send invoices or engage in normal business activities or to operate equipment such as telephone systems, facsimile machines and production machinery. However, neither we nor our suppliers or customers have had any Year 2000 problems to date.

                                   MANAGEMENT

         Our directors and executive officers, their respective positions and ages, and the year in which each director was first elected, are set forth in the following table. Each director has been elected to hold office until the next annual meeting of stockholders and thereafter until his successor is elected and has qualified. Additional information concerning each of these individuals follows the table.

           Name               Age             Position with the Company               Director Since
           ----               ---             -------------------------               --------------

Randall P. Marx                47    Chief Executive Officer; Treasurer; and               1990
                                     Director

Kevin O. Shoemaker             45    Engineer; and Director                                1989

Richard L. Anderson            51    Vice President - Administration; Secretary;           1994
                                     and Director

Julie H. Grimm                 33    Chief Financial Officer                                --

Sigmund A. Balaban             58    Director                                              1994

Donald A. Huebner              55    Director                                              1998

         Randall P. Marx has served as Chief Executive Officer since November 1991, as a director since May 1990, and as Treasurer since December 1994. From May 1990 until November 1991, Mr. Marx advised us with respect to marketing matters. From 1989 to 1991, Mr. Marx served as a consultant to three domestic and international electronic companies. His responsibilities consisted primarily of administration, finance, marketing and other matters. From 1983 until 1989 Mr. Marx served as President of THT Lloyd's Inc., Lloyd's Electronics Corp. and Lloyd's Electronics Hong Kong Ltd., international consumer electronics companies. THT Lloyd's Inc. purchased the Lloyd's Electronics business from Bacardi Corp. in 1986. Prior to 1983, Mr. Marx owned a sales and marketing company involved in the consumer electronics business.


         Kevin O. Shoemaker has served as a director since 1989. From April 1989 through December 1999, he served as our Chief Scientist. He also served as Chairman of the Board from 1989 until March 1999, as Executive Vice President from May 1990 until November 1991 and as President from November 1991 until April 1994. Mr. Shoemaker's prior employment included serving as a design engineer for Martin Marietta Aerospace, an aerospace defense contractor, and as a technical specialist for Ball Aerospace Systems, an aerospace contractor.


         Richard L. Anderson has served as a director of the Company since December 1994. From March until December 1995, he served as a part-time consultant to assist with our general operations. Since January 1996, Mr. Anderson has served as Vice President of Administration, and since March 1998 he has held the position of Secretary. From 1990 to 1995, Mr. Anderson served as an independent financial contractor underwriting residential and commercial real estate first mortgage credit packages. From October 1985 until March 1990, Mr. Anderson served as Senior Vice President, Administration of Westline Mortgage
Corporation, a Denver, Colorado based mortgage loan company that was a subsidiary of Bank Western Federal Savings. Prior to October 1985, Mr. Anderson served as Vice President, Human Resources for Midland Federal Savings.

         Julie H. Grimm became our Chief Financial Officer in April 1998. From 1997 to 1998, Ms. Grimm, a Certified Public Accountant, was the Accounting Manager for Qwest Communications, a telecommunications company based in Denver. From 1991 to 1997, Ms. Grimm was employed by Harris Corporation, a Florida-based electronics manufacturing company, as the Financial Audit Manager. Prior to 1991, Ms. Grimm was with Ernst & Young, LLP, in Atlanta, Georgia, serving clients in the manufacturing industry.

         Sigmund A. Balaban has served as a director of the Company since December 1994. Mr. Balaban has been employed by Fujitsu General America, Inc. of Fairfield, New Jersey, formerly Teknika Electronics, since 1986 serving as Vice President, Credit from 1986 to 1992 and as Senior Vice President and General Manager from 1992 to the present. Fujitsu General America, Inc. is a subsidiary of Fujitsu General, Ltd., a Japanese multiline manufacturer.

         Donald A. Huebner has served as a director of the Company since May 1998. Dr. Huebner has been a Department Staff Engineer of Lockheed Martin Astronautics in Denver, Colorado since 1986. In this capacity, Dr. Huebner served as technical consultant for phased array and space craft antennas as well as other areas concerning antennas and communications. Prior to joining Lockheed Martin, Dr. Huebner served in various capacities with Ball Communication Systems and Hughes Aircraft Company. Dr. Huebner also has served as a part-time faculty member in the electrical engineering departments at the University of Colorado at Boulder, California State University at Northridge, and University of California, Los Angeles ("UCLA"). Dr. Huebner also has served as consultant to various companies, including as a consultant to the Company from 1990 to the present. Dr. Huebner received his Bachelor of Science in Electrical Engineering from UCLA in 1966 and his Master's of Science in Electrical Engineering from UCLA in 1968. Dr. Huebner received his Ph.D. from UCLA in 1972 and a Masters in Telecommunications from the University of Denver in 1996. Dr. Huebner is a member of a number of professional societies, including the Antennas And Propagation Society and Microwave Theory And Technique Society of the Institute of Electrical and Electronic Engineers.


                             EXECUTIVE COMPENSATION

Summary Compensation Table


         The following table sets forth in summary form the compensation received during each of our three successive completed fiscal years ended December 31, 1999 by Randall P. Marx, our Chief Executive Officer. None of our other executive officers received total salary and bonus exceeding $100,000 during any of the three successive fiscal years ending December 31, 1999.

Summary Compensation Table

                                                                                       Long Term Compensation
                                                                           ------------------------------------------------
                                          Annual Compensation                Awards               Payouts
                               ------------------------------------------  -----------            -------
                                                                           Restricted
                                                            Other Annual      Stock                 LTIP       All Other
                               Fiscal    Salary    Bonus    Compensation     Awards     Options    Payouts   Compensation
Name and Principal Position     Year    ($) (1)   ($) (2)      ($) (3)         ($)        (#)      ($) (4)        ($) (5)
------------------------------ -------- --------- --------- -------------- ------------ --------- ---------- --------------
Randall P. Marx                 1999    115,000     -0-          -0-           -0-        -0-        -0-          -0-
Chief Executive Officer,
Treasurer and a Director        1998     90,000     -0-          -0-           -0-        -0-        -0-          -0-


                                1997     75,000    10,100        -0-           -0-        -0-        -0-          -0-

--------------
(1) The dollar value of base salary (cash and non-cash) received during the year indicated.

(2) The dollar value of bonus (cash and non-cash) received during the year indicated.

(3) During the period covered by the Summary Compensation Table, we did not pay any other annual compensation not properly categorized as salary or bonus, including perquisites and other personal benefits, securities or property.

(4) We do not have in effect any plan that is intended to serve as incentive for performance to occur over a period longer than one fiscal year except for our 1997 Stock Option And Compensation Plan.

(5) All other compensation received that we could not properly report in any other column of the Summary Compensation Table including our annual contributions or other allocations to vested and unvested defined contribution plans, and the dollar value of any insurance premiums paid by us, or on our behalf, with respect to term life insurance for the benefit of the named executive officer, and, the full dollar value of the remainder of the premiums paid by us, or on our behalf.


Employee Retirement Plans, Long-Term Incentive Plans, and Pension Plans

         Other than the Company's stock option and 401(k) plan, the Company has no employee retirement plan, pension plan, or long-term incentive plan to serve as incentive for performance to occur over a period longer than one fiscal year.

1997 Stock Option And Compensation Plan

         In November 1997, the Board of Directors approved our 1997 Stock Option And Compensation Plan (the "Plan"). Pursuant to the Plan, we may grant options to purchase an aggregate of 5,000,000 shares of our common stock to key employees, directors, and other persons who have or are contributing to our success. The options granted pursuant to the Plan may be incentive options qualifying for beneficial tax treatment for the recipient or they may be non-qualified options. The Plan is administered by an option committee that determines the terms of the options subject to the requirements of the Plan, except that the option committee shall not administer the Plan with respect to automatic grants of options to our directors who are not our employees. The option committee may be the entire Board or a committee of the Board.

         At the time of their election, directors who are not also employees of the Company ("Outside Directors") automatically receive options to purchase 250,000 shares pursuant to the Plan at the time of their election as an Outside Director. These options held by Outside Directors are not exercisable at the time of grant. Options to purchase 50,000 shares become exercisable for each meeting of the Board of Directors attended by each Outside Director on or after the date of grant of the options to that Outside Director. The exercise price for options granted to Outside Directors is equal to the fair market value per share of our common stock on the date of grant. All options granted to Outside Directors expire five years after the date of grant. On the date that all of an Outside Director's options have become exercisable, options to purchase an additional 250,000 shares, which are not exercisable at the time of grant, shall be granted to that Outside Director.

         Mr. Balaban, the sole Outside Director on November 19, 1997, received options to purchase 250,000 shares, which were not exercisable at the date of grant, at an exercise price of $.08 per share, pursuant to the Plan on November 19, 1997. All of these options have since become exercisable and expire on November 19, 2002. Mr. Balaban received options to purchase an additional 250,000 shares, which were not exercisable at the date of grant, at an exercise price of $.095 per share on June 24, 1998. These options have since become exercisable and expire on June 24, 2003. Mr Balaban was then granted options to purchase 250,000 shares, at an exercise price of $.15 on September 8, 1999. Of this grant, 100,000 options were exercisable as of February 1, 2000.

          Mr. Huebner received options to purchase 250,000 shares, which were not exercisable at the date of grant, at an exercise price of $.085 per share on May 15, 1998. All of these options have since become exercisable and expire on May 15, 2003. Mr. Huebner received options to purchase an additional 250,000 shares at an exercise price of $.06 on May 10, 1999. Of this amount, 150,000 had become exercisable as of February 1, 2000.


         In addition to these automatic grant of options to the Outside Directors, stock options have been granted pursuant to the Plan on other occasions. On November 19, 1997, each of three employees was granted options to purchase 100,000 shares, for an aggregate of 300,000 shares, at an exercise price of $.10 per share, contingent upon certain corporate goals being met. On April 14, 1998, options to purchase 50,000 shares at an exercise price of $.12 per share were issued to another of our employees. These options also were to become exercisable upon certain corporate goals being met. As of December 31, 1998, the corporate goals were not met and these options expired. On April 14, 1998, the Board of Directors approved the issuance of options to purchase up to 300,000 shares of common stock at an exercise price of $.105 to Julie H. Grimm, our Chief Financial Officer. These options were cancelled as discussed in the following paragraph.

         On May 10, 1999, the Board of Directors authorized new options for each of two employees for 80,000 shares at an exercise price of $.06 per share. These options have a one-year term. One of these employees was also granted options for an additional 100,000 shares at an exercise price of $.06 for a term of two years. The other employee was granted options for an additional 100,000 shares at an exercise price of $.06 per share contingent on meeting a certain sales goal. These options would also have a term of two years. On this same date, the Board of Directors cancelled the previous options outstanding for Julie H. Grimm and granted her new options for 240,000 shares at an exercise price of $.06. These options have a two-year term. Additional options were also granted to another employee on this same date; however, the options expired when the employee left the Company in July 1999.

Compensation Of Outside Directors

         Standard Arrangements

         Outside Directors are paid $250 for each meeting of the Board of Directors that they attend. For meetings in excess of four meetings per year, Outside Directors will receive $50 per meeting. Pursuant to the Plan, Outside Directors may elect to receive payment of the meeting fee in the form of our restricted common stock at a rate per share equal to the fair market value of the common stock on the date of the meeting by informing our Secretary, Chief Executive Officer or President of that election on or before the date of the meeting. Directors also will be reimbursed for expenses incurred in attending meetings and for other expenses incurred on behalf of the Company. In addition, each Outside Director automatically receives options to purchase shares of common stock pursuant to the Plan.

         Prior to the adoption of the Plan in November 1997, we granted options ("Outside Director Options") and shares ("Outside Director Shares") to the
Outside Directors commencing in January 1995. On January 3, 1995, Outside Directors Options to purchase 250,000 shares at an exercise price of $.05 per share were granted to each of Sigmund A. Balaban and Richard L. Anderson, who both were Outside Directors at the time. The closing bid price for the common stock was $.001 per share on January 3, 1995. All options granted to Mr. Balaban became exercisable on July 14, 1998. Of the options granted to Mr. Anderson, 150,000 became exercisable on July 14, 1998, and the remaining 100,000 will not become exercisable because Mr. Anderson is no longer an Outside Director. He became an officer and employee in January 1996. These options expired unexercised on January 3, 2000.

         Outside Director Options to purchase an additional 250,000 shares were issued to Mr. Balaban on December 26, 1996 at an exercise price of $.0475 per share, which was the closing bid price on the date of grant. These options became exercisable on July 14, 1998 and may be exercised until December 26, 2001.


         For the period from January 1995 through the adoption of the Plan in November 1997, Outside Directors were allowed to receive their meeting attendance fees in the form of common stock based on the fair market value of the common stock on the date of the meeting. As of February 1, 2000, a total of 110,416 shares of common stock had been granted to the Outside Directors in lieu of meeting fees.


         Other Arrangements

         During the year ended December 31, 1999, no compensation was paid to our non-employee directors other than pursuant to the standard compensation arrangements described in the previous section.

Employment Contracts And Termination Of Employment
And Change-In-Control Arrangements

         Effective as of March 19, 1998, we entered into an employment agreement with Kevin O. Shoemaker, one of our engineers, who is the beneficial owner of
6.3 percent of our common stock. The employment agreement provides for a two-year term at an annual salary rate of not less than $66,000 per year. Mr. Shoemaker's annual salary rate pursuant to the Employment Agreement will increase to $70,000 if Mr. Shoemaker meets the criteria for receiving a bonus pursuant to the Employment Agreement. Mr. Shoemaker is eligible to receive a bonus for a particular fiscal year during the term of the employment agreement if we have net profits of at least $300,000 for that fiscal year and if Mr. Shoemaker contributes a reasonable amount of finished products to our assortment of existing products for that fiscal year. If these criteria are met, Mr. Shoemaker also will receive a bonus in 1999 ranging from $10,000 if we have net profits in the applicable fiscal year of at least $300,000 up to a bonus of $30,000 if we have net profits in the applicable fiscal year of at least $900,000. In connection with the employment agreement, Mr. Shoemaker agreed not to sell or otherwise dispose of any shares of common stock prior to December 31, 1999 without our prior written consent.


         We entered into a written employment agreement with Randall P. Marx, our Chief Executive Officer and Treasurer on October 1, 1998 with an effective date of September 1, 1998. Mr. Marx is the beneficial owner of 9.7 percent of our stock or 9,859,774 shares. The agreement is for a period of two years with an annual salary rate of $115,000. Mr. Marx is eligible for a bonus of five percent of the income from our operations per fiscal year for each fiscal year during the term. As a part of this agreement, Mr. Marx has agreed not to compete with us for a period of two years following his termination as our employee.

         We entered into an employment agreement with Richard L. Anderson, our Vice President-Administration and Secretary, on October 1, 1998. The term of the agreement is 23 months and provides for an annual salary rate of not less than $57,500. The agreement provided for options to purchase shares that would have become exercisable after 1998 if we met certain net operating income ("NOI") requirements. We did not meet the income requirements for 1998 and these options did not become exercisable. The agreement also provided for options to purchase an additional 150,000 shares of common stock which will become exercisable if 1999 NOI is between $400,000 and $699,999, options to purchase an additional 300,000 shares will become exercisable if 1999 NOI is between $700,000 and $999,999, and options to purchase an additional 500,000 shares will become exercisable if 1999 NOI is at least $1,000,000. These options will become exercisable upon the determination of the 1999 NOI and expire two years after becoming exercisable. The exercise price for the options that could become exercisable based on 1999 results was $.135 per share. On May 10, 1999, the Board authorized a change in the agreement for the 1999 option amounts to 120,000, 240,000 and 400,000 options based on the respective NOI amounts. These options would be priced at $.06 and would have a term of two years.

         We have no compensatory plan or arrangement that results or will result from the resignation, retirement, or any other termination of an executive officer's employment with us or from a change-in-control or a change in an executive officer's responsibilities following a change-in-control, except that the Plan provides for vesting of all outstanding options in the event of the occurrence of a change-in-control.

                         BENEFICIAL OWNERS OF SECURITIES


         As of February 1, 2000, there were 97,398,467 shares of common stock outstanding. The following table sets forth certain information as of that date, with respect to the beneficial ownership of common stock by each director and nominee for director, by all executive officers and directors as a group, and by each other person known by us to be the beneficial owner of more than five percent of the common stock:

                                                                  Number of Shares
Name and Address of Beneficial Owner                           Beneficially Owned (1)         Percent of Class
------------------------------------                           ----------------------         ----------------
Richard L. Anderson                                                  2,551,476 (2)                   2.5
Antennas America, Inc.
4860 Robb Street, Suite 101
Wheat Ridge, CO  80033

Sigmund A. Balaban                                                   1,569,964 (3)                   1.5
10 Grecian Street
Parsippany, NJ  07054

Julie H. Grimm                                                         240,000 (4)                    *
Antennas America, Inc.
4860 Robb Street, Suite 101
Wheat Ridge, CO  80033

Donald A. Huebner                                                      544,500 (5)                    *
6305 W. Apache Drive
Larkspur, CO  80118


                                                                  Number of Shares
Name and Address of Beneficial Owner                           Beneficially Owned (1)         Percent of Class
------------------------------------                           ----------------------         ----------------

Randall P. Marx                                                      9,859,774 (6)                   9.7
Antennas America, Inc.
4860 Robb Street, Suite 101
Wheat Ridge, CO  80033

Kevin O. Shoemaker                                                   6,434,474 (7)                   6.3
Antennas America, Inc.
4860 Robb Street, Suite 101
Wheat Ridge, CO  80033

Bruce Morosohk                                                       5,491,117 (8)                   5.4
7212 South Acoma Street
Littleton, CO  80120

All officers and directors as a group (six persons)                  21,200,188                     20.8
                                                                (2)(3)(4)(5)(6)(7)

------------------------
* Less than one percent.


(1) "Beneficial ownership" is defined in the regulations promulgated by the U.S. Securities and Exchange Commission as having or sharing, directly or indirectly (1) voting power, which includes the power to vote or to direct the voting, or (2) investment power, which includes the power to dispose or to direct the disposition, of shares of the common stock of an issuer. The definition of beneficial ownership includes shares underlying options or warrants to purchase common stock, or other securities convertible into common stock, that currently are exercisable or convertible or that will become exercisable or convertible within 60 days. Unless otherwise indicated, the beneficial owner has sole voting and investment power.

(2) Includes 135,238 shares and 135,238 warrants to purchase shares of common stock at $.175 owned jointly with Geary Kommer Anderson; includes 475,000 warrants to purchase shares at $.175 per share; includes 636,500 shares owned by the Lloyd Anderson Marital Trust B Dated June 21, 1990, for which Richard L. Anderson serves as trustee; does not include options to purchase 500,000 shares that could become exercisable during fiscal year 2000 if certain performance criteria are met during 1999 as discussed in "Employment Contracts And Termination Of Employment And Change-In-Control Arrangements" previously.


(3) Includes options under the Plan to purchase 250,000 shares at $.0475 per share until December 26, 2001; options under the Plan to purchase 250,000 shares at $.08 per share until November 19, 2002; options under the Plan to purchase 250,000 shares at $.095 per share until June 24, 2003; options under the Plan to purchase 250,000 shares at $.15 per share until September 8, 2004, 100,000 of which are currently exercisable; and 250,000 warrants to purchase shares of common stock at $.175 per share.

(4) Consists of options under the Plan to purchase 240,000 shares of common stock for $.06 per share which expire on May 10, 2001.

(5) Consists of Outside Director Options under the Plan to purchase 250,000 shares at $.085 per share until May 15, 2003; option under the Plan to purchase 250,000 shares at $.06 per share until May 10, 2004, 150,000 of which are currently exercisable; and warrants to purchase 9,524 shares of common stock at $.175 per share.

(6) Includes 1,085,000 shares owned by the Harold and Theora Marx Living Trust, of which Mr. Marx's parents are trustees, although Mr. Marx disclaims beneficial ownership of these shares; also includes 1,904,762 warrants to purchase shares of common stock at $.175 per share.


(7) Does not include 5,491,117 shares owned by Bruce Morosohk, Mr. Shoemaker's brother-in-law, as to which shares Mr. Shoemaker disclaims beneficial ownership.

(8) Does not include the following shares as to which Mr. Morosohk disclaims beneficial ownership: (a) 6,434,474 shares owned by Kevin Shoemaker, Mr. Morosohk's brother-in-law, and (b) an aggregate of 191,780 shares owned by Mr. Morosohk's siblings and their respective spouses.


                            DESCRIPTION OF SECURITIES

Common Stock


         Our authorized capital consists of 250,000,000 shares of $.0005 par value common stock. We had 97,398,467 shares of common stock issued and outstanding as of February 1, 2000, which were held by 350 stockholders.


         Each share is entitled to share equally with each other shares in dividends from sources legally available therefore, when, as, and if declared by the Board of Directors and, upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets that are available for distribution to the holders of shares of our common stock. Each holder of shares of our common stock is entitled to one vote per share for all purposes, except that in the election of directors, each holder shall have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose, and the holders of our shares have no preemptive rights, redemption rights or rights of conversion with respect to our shares. All outstanding shares issued will be fully paid and nonassessable by us. The Board of Directors is authorized to issue additional shares within the limits authorized by our Articles Of Incorporation and without shareholder action.

         All shares have equal voting rights and voting rights are not cumulative. The holders of more than 50 percent of our shares could, therefore, if they chose to do so, elect all our directors.

         Upon our liquidation, dissolution or winding up, our assets, after satisfaction of all liabilities, will be distributed pro rata to the holders of the shares.

         We have not paid any cash dividends since our inception.

         We have reserved a sufficient number of shares for issuance upon the exercise of options under our Plan.

Warrants

         In the private placement completed in January 2000, an investor received common stock purchase warrants to purchase, at an exercise price of $.175 per share, one additional share of common stock with each share of common stock purchased.

         The warrants are exercisable immediately. They expire on _____________, 2001, which is one year after the registration statement covering the transfer of the placement shares of common stock included in the units and the shares of common stock underlying the warrants included in the units becomes effective with the SEC. At any time that the registration statement is effective, we may, upon 30-days' notice to holders of warrants, repurchase the warrants for $.001 per warrant at any time that the weighted average trading price of our common stock has been at least $.2275 for 20 of the 30 consecutive business days preceding the date of the notice of repurchase. A holder of warrants may exercise part or all of the holder's warrants at any time during the 30-day period after our notice of repurchase of the warrants. This prospectus is part of the registration statement required to be filed by us as a result of our agreement with investors in the private placement.

         In addition, effective February 16, 1999, an agreement was entered into with one of our distributors whereby the distributor advanced us $200,000 at an interest rate of 12 percent until March 1, 2000, and at 14 percent thereafter until paid in full, and we granted the distributor options to purchase 500,000 shares of stock at a price of $.03 per share. The transfer of the shares underlying these options is covered by this prospectus. We repaid the distributor in full on January 31, 2000.


Transfer Agent And Registrar

         Our transfer agent and registrar is American Securities Transfer & Trust, Inc., 12039 West Alameda Parkway, Suite Z-2, Lakewood, Colorado 80228, telephone number (303) 986-5400.

                      INACTIVE TRADING OF THE COMMON STOCK


         Although our shares are publicly held, there currently is not an active trading market. See "Risk Factors - There is an inactive trading of our shares and possible volatile prices."


         To the extent that there is trading in our shares, of which there is no assurance, the shares trade in the over-the-counter market and are quoted on the OTC Bulletin Board. The shares are not quoted on the Nasdaq system or any exchange. The closing quotes for the shares on February 1, 2000 were $.46 bid and $.50 asked. It should be assumed that even with this OTC Bulletin Board quote, there is an extremely limited trading market - and very little liquidity
- for our shares.

                SELLING SECURITY HOLDERS AND PLAN OF DISTRIBUTION

         This prospectus concerns the transfer by the selling security holders of an aggregate of 44,500,000 shares of common stock. These shares consist of
(1) 22,000,000 shares of common stock and (2) 22,500,000 shares of common stock issuable upon the exercise of warrants and options.

         The selling security holders may transfer the common stock at those prices that they are able to obtain in the market or as otherwise negotiated. In addition, the selling stockholders may transfer the shares in exchange for consideration other than cash, or for no consideration, as determined by the selling stockholders in their sole discretion. This prospectus may be used by the selling stockholders to transfer shares of the common stock to affiliates of the selling stockholders. Additionally, agents, brokers or dealers or other lenders may acquire shares or interests in shares as a pledgee and may, from time to time, effect distributions of the shares or interests in that capacity. We will receive no proceeds from the sale of common stock by the selling security holders. We will receive approximately $3,865,000 if all the warrants and options are exercised.

         It is anticipated that the selling security holders will offer the shares in direct sales to private persons and in open market transactions. The selling security holders may offer the shares to or through registered broker-dealers who will be paid standard commissions or discounts by the selling security holders. The selling security holders informed us that they do not have any arrangements or agreements with any underwriters or broker/dealers to sell the shares, and intend to contact various broker/dealers to identify prospective purchasers. Additionally, agents, brokers or dealers may acquire shares or interests in shares as a pledgee and may, from time to time, effect distributions of the shares or interests in such capacity.

         The following table sets forth the name of the selling security holders, the number of shares of common stock (including the number of shares of common stock underlying the warrants and options) owned by the selling security holders before this offering, the number of shares of common stock to be sold by the selling security holders, and the number and percentage of shares of common stock owned after this offering. None of the selling security holders has held any position or office, or had any marital relationship with our officers or directors in the past three years except as noted below.

-------------------------------------------------------------------------------------------------------------------------
                                                                                                          Percentage Of
                                           Number Of Shares         Number Of          Number of Shares    Shares Owned
                  Name                     Of Common Stock    Shares To Be Sold (2)      Owned After      After Offering
                                             Owned Before                                  Offering
                                              Offering(1)
-------------------------------------------------------------------------------------------------------------------------
Richard L. Anderson                           2,551,476          1,220,476  (3)(4)(5)        1,331,000          *
-------------------------------------------------------------------------------------------------------------------------
Andrew B. Worden Retirement Plan                442,666            442,666                           0          *
-------------------------------------------------------------------------------------------------------------------------
Sigmund A. Balaban                            1,569,964            500,000  (3)              1,069,964          *
-------------------------------------------------------------------------------------------------------------------------
Francis B. Barron                               200,000            200,000                           0          *
-------------------------------------------------------------------------------------------------------------------------
Robert M. Bearman                               460,000            200,000                     260,000          *
-------------------------------------------------------------------------------------------------------------------------
Jeffrey T. Bogert                             1,450,000          1,000,000                     450,000          *
-------------------------------------------------------------------------------------------------------------------------
Evansville Limited                            7,600,000          7,600,000                           0          *
-------------------------------------------------------------------------------------------------------------------------
The Exploration Company, PLC                  1,600,000          1,200,000                     400,000          *
-------------------------------------------------------------------------------------------------------------------------
Olga Filippova                                  190,476            190,476                           0          *
-------------------------------------------------------------------------------------------------------------------------
Hudson River Investments, Inc.                8,002,350          8,002,350                           0          *
-------------------------------------------------------------------------------------------------------------------------
Donald A. Huebner                               544,500             19,048  (3)                525,452          *
-------------------------------------------------------------------------------------------------------------------------
Dan Jaffe                                       571,430            571,430                           0          *
-------------------------------------------------------------------------------------------------------------------------
Jasco Products, Inc.                            500,000            500,000                           0          *
-------------------------------------------------------------------------------------------------------------------------
Shelley D. Johnson                              190,476            190,476                           0          *
-------------------------------------------------------------------------------------------------------------------------
Harold A. Marx Family Trust
  Dated July 16, 1992,                        1,085,000            800,000                     285,000          *
  Harold A. Marx, Trustee
-------------------------------------------------------------------------------------------------------------------------
Randall P. Marx                               8,774,774          3,009,524  (3)(4)           5,765,250         5.7
-------------------------------------------------------------------------------------------------------------------------
Milan Uremovich DDS PC Profit Sharing           952,380            952,380                           0          *
Trust
-------------------------------------------------------------------------------------------------------------------------
Barry F. Nathanson                            8,777,366          8,777,366                           0          *
-------------------------------------------------------------------------------------------------------------------------
Constance D. Perdue                           3,833,332 (6)      1,333,332                   2,500,000         2.5
-------------------------------------------------------------------------------------------------------------------------
Prisma Limited                                1,676,190          1,676,190                           0          *
-------------------------------------------------------------------------------------------------------------------------
Profit Sharing Plan & Trust of Samuel         1,142,858          1,142,858                           0          *
Benjamin, M.D., Inc
-------------------------------------------------------------------------------------------------------------------------
Alan Talesnick                                3,375,000          1,400,000                   1,975,000         1.9
-------------------------------------------------------------------------------------------------------------------------
Robert E. Wade                                4,397,000          2,800,000                   1,597,000         1.6
-------------------------------------------------------------------------------------------------------------------------
Wood Capital Associates                         200,000            200,000                           0          *
-------------------------------------------------------------------------------------------------------------------------
Andrew B. Worden                                571,428            571,428                           0          *
-------------------------------------------------------------------------------------------------------------------------
Total                                        61,303,666         44,500,000                  16,803,666         14.3
----------------------------------------- ------------------- ------------- --------- ------------------- ---------------

*Less than one percent.

(1)  The number of shares of common  stock owned  before the  offering  includes
     shares  of  common  stock  underlying  warrants,   even  if  not  currently
     exercisable.

(2) The number of shares of common stock to be sold assumes that the selling stockholders sell all the shares of common stock being registered.

(3)  Holds the position of director of the Company.

(4)  Holds the position of executive officer of the Company.

(5) Includes 135,238 shares of common stock and 135,238 shares of common stock underlying warrants jointly owned with Geary Kommer Anderson.

(6) Includes 2,500,000 shares of common stock owned by or jointly with Robert Perdue



                   SECURITIES AND EXCHANGE COMMISSION POSITION
                           ON CERTAIN INDEMNIFICATION

         Pursuant to Utah law, our Board of Directors has the power to indemnify officers and directors, present and former, for expenses incurred by them in connection with any proceeding they are involved in by reason of their being or having been our officer or director. The person being indemnified must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. Our Bylaws grant this indemnification to officers and directors.

         Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

         Patton Boggs LLP, Denver, Colorado has acted as our counsel in connection with this offering, including the validity of the issuance of the shares offered under this prospectus. Attorneys employed by Patton Boggs LLP own approximately 3,135,000 shares of the Company's common stock and warrants to purchase 900,000 shares of common stock.


                                     EXPERTS


         The financial statements of Antennas America, Inc. at December 31, 1998, and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, and at December 31, 1997, and for the year ended December 31, 1997, by James Schiefley & Associates, P.C., independent certified public accountants, as set forth in their respective reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

               DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS AND
                              CAUTIONARY STATEMENTS

         This prospectus includes "forward-looking statements". All statements other than statements of historical fact included in this prospectus regarding our financial position, business strategy, plans and objectives of our management for future operations and capital expenditures, are forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which the forward-looking statements are based are reasonable, we can give no assurance that such expectations will prove to have been correct.

         Additional statements concerning important factors that could cause actual results to differ materially from our expectations ("Cautionary Statements") are disclosed in the "Risk Factors" section and elsewhere in this prospectus. All written and oral forward-looking statements attributable to us or persons acting on our behalf subsequent to the date of this prospectus are expressly qualified in their entirety by the Cautionary Statements.

                             ADDITIONAL INFORMATION

         We have filed a Registration Statement with respect to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus, filed as part of such Registration Statement, does not contain all of the information set forth in or annexed as exhibits to the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information with respect to our company and this offering, reference is made to the Registration Statement, including exhibits filed therewith, which may be read and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024 and at the following Regional Offices of the SEC: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048. Copies of these materials also can be obtained at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information concerning the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, materials filed electronically by us with the SEC are available at the SEC's Internet web site at http://www.sec.gov.

                              FINANCIAL INFORMATION

                             ANTENNAS AMERICA, INC.

                          Index To Financial Statements

Unaudited Interim  Financial  Statements for the
Nine Months Ended September 30, 1999

Balance Sheet at September 30, 1999                                         F-1

Statements of Operations for the Three and Nine Months Ended
       September 30, 1999 and 1998                                          F-2

Statements of Cash Flows for the Nine Months Ended
       September 30, 1999 and 1998                                          F-3

Notes to Financial Statements                                               F-4



Financial Statements for the Years Ended December 31, 1998 and 1997

Reports of Independent Auditors                                             F-5

Balance Sheet at December 31, 1998                                          F-7

Statements  of  Operations  for the Years Ended
       December  31, 1998 and 1997                                          F-8

Statements of Changes in Stockholders' Equity
       for the Years Ended December 31, 1998 and 1997                       F-9

Statements  of Cash Flows for the Years  Ended
       December  31, 1998 and 1997                                         F-10

Notes to Financial Statements                                              F-11

                             Antennas America, Inc.
                                  Balance Sheet
                               September 30. 1999
                                   (unaudited)


Assets
Current assets:

   Cash                                                                           $   150,300
   Accounts receivable, less allowance for doubtful accounts                          483,756
   Inventory                                                                          462,478
   Prepaid expenses                                                                    10,374
                                                                               ------------------
Total current assets                                                                1,106,908

Property and equipment, at cost, net of accumulated
   depreciation                                                                       390,037
Other assets:
   Intangible assets, net of accumulated amortization                                  39,043
   Deposits and other long term assets                                                 34,060
                                                                               ------------------
Total assets                                                                       $1,570,048
                                                                               ==================

Liabilities and stockholders' equity
Current liabilities:

   Accounts payable                                                                $  575,388
   Notes payable-others                                                               333,282
   Note payable-bank                                                                        -
   Notes payable-officers                                                              33,274
   Current portion of capital lease obligations                                        63,812
   Accrued expenses                                                                    77,218
                                                                               ------------------
Total current liabilities                                                           1,082,974

Other long-term obligations                                                                 -
Capital lease obligations, less current portion                                        13,137
Notes payable-others, less current portion                                                  -
Notes payable-officers, less current portion                                          105,755
                                                                               ------------------
Total liabilities                                                                   1,201,866
Commitments
Stockholders' equity:
   Common stock, $.0005 par value, 250,000,000 shares authorized,
     85,141,050 shares issued and outstanding                                          42,571
   Additional paid-in capital                                                       1,429,182
   Accumulated deficit                                                             (1,103,571)
                                                                               ------------------
Total stockholders' equity                                                            368,182
                                                                               ------------------
Total liabilities and stockholders' equity                                         $1,570,048
                                                                               ==================

See accompanying notes.

                             Antennas America, Inc.
                            Statements of Operations


                                                        Three months ended                      Nine months ended
                                                          September 30,                           September 30,
                                                      1999              1998                  1999             1998
                                                -----------------------------------     -----------------------------------
                                                           (unaudited)                             (unaudited)

Sales, net                                            $1,531,866          $807,560         $ 3,195,345        $ 2,224,112
Cost of sales                                          1,210,986           472,434           2,417,638          1,412,630
                                                -----------------------------------     -----------------------------------
Gross profit                                             320,880           335,126             777,707            811,482
General and administrative expenses                      291,823           308,717             822,945            907,905
                                                -----------------------------------     -----------------------------------
Income (loss) from operations                             29,057            26,409             (45,238)           (96,423)

Other income (expense):
   Interest expense                                      (41,335)          (22,996)           (102,173)           (61,096)
   Other income                                               17            25,902                 116             25,971
                                                -----------------------------------     -----------------------------------
Total other income (expense)                             (41,318)            2,906            (102,057)           (35,125)
                                                -----------------------------------     -----------------------------------

Income (loss) before income taxes                        (12,261)           29,315            (147,295)          (131,548)
Provision for (benefit from) income taxes                385,271             9,968             335,373            (44,726)
                                                -----------------------------------     -----------------------------------
Net income (loss)                                    $  (397,532)        $  19,347         $  (482,668)       $   (86,822)
                                                ===================================     ===================================

Net income (loss) per share                                $0.00             $0.00                $0.00             $0.00

Weighted average shares outstanding                   76,711,610        75,359,712            75,830,586       74,450,787


See accompanying notes.

                             Antennas America, Inc.
                            Statements of Cash Flows

                                                                             Nine months ended September 30,
                                                                                 1999                1998
                                                                          ---------------------------------------
                                                                                       (unaudited)
Operating activities
Net loss                                                                      $ (482,668)        $  (86,822)
Adjustments to reconcile net loss to net cash provided by (used in)
   operating activities:
     Depreciation and amortization                                                82,771             82,700
     Noncash expense for issuance of stock and options                             1,500             34,650
     Accrued interest on notes payable added to principal                         14,252             12,686
     Accrued salary added to note payable                                          4,776              3,077
       Amortization of note discount                                               4,000                  -
     Deferred tax expense (benefit)                                              335,373            (44,724)
     Changes in operating assets and liabilities:
       Increase in accounts receivable                                          (147,024)           (82,719)
       (Increase) decrease in inventory                                         (162,112)           130,086
       Decrease in prepaid expenses                                               11,564             26,541
       Increase in other assets                                                  (10,472)            (3,813)
       Increase (decrease) in accounts payable and accrued expenses              217,265            (19,384)
                                                                          ---------------------------------------
Net cash provided by (used in) operating activities                             (130,775)            52,278

Investing activities

Patent acquisition costs                                                          (4,539)           (14,665)
Acquisition of plant and equipment                                               (61,959)           (68,241)
                                                                          ---------------------------------------
Net cash used in investing activities                                            (66,498)           (82,906)

Financing activities

Reductions in revolving credit line                                             (209,892)           (24,771)
Proceeds from new short term debt                                                200,000                  -
Repayment of notes and leases payable                                           (138,270)           (62,506)
Proceeds from private placement, net                                             488,728                  -
Proceeds from equipment refinancing                                                   -              32,104
Proceeds from exercise of options, net                                                -              69,336
Repayment of officer loans                                                       (10,548)            (1,000)
                                                                          ---------------------------------------
Net cash provided by financing activities                                        330,018             13,163
                                                                          ---------------------------------------

Net increase (decrease) in cash                                                  132,745            (17,465)
Cash, beginning of period                                                         17,555             61,642
                                                                          ---------------------------------------
Cash, end of period                                                            $ 150,300           $ 44,177
                                                                          =======================================

Supplemental cash flow information:

  Cash paid for interest                                                        $ 86,557           $ 42,782


See accompanying notes.

                             Antennas America, Inc.
                          Notes to Financial Statements
                               September 30, 1999

Note 1.  Basis of Presentation


         The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine month periods ended September 30, 1999 and 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999. For further information, refer to the financial statements and footnotes thereto included in the Company's annual report on Form 10-KSB for the year ended December 31, 1998.


Note 2.  Equity Transactions

         On September 8, 1999, the Company's Board of Directors approved financing through a private placement offering of shares of units for $.0525 per unit with each Unit consisting of one share of restricted common stock of the Corporation and one redeemable Common Stock Purchase Warrant to purchase one share of common stock. A minimum of 6,000,000 units and maximum of 22,000,000 Units were authorized to be sold for a maximum offering of $1,150,000. The Warrants included in the Units will entitle the holder to purchase one share of common stock at an exercise price of $.175 per share and will become exercisable on the date on which a registration statement concerning the transfer of the shares included in the Units and the shares underlying the Warrants is declared effective. The Warrants expire one year after becoming exercisable and may be called for redemption by the Company at the price of $.001 per Warrant at any time that the Warrants are exercisable after the weighted average trading price for the Corporation's common stock is at least $.2275 per share for 20 of 30 consecutive business days. As of September 30, 1999, the Company had received $511,688 of gross proceeds from the private placement which is reflected in the financial statements. As of January 13, 2000, the maximum amount of gross proceeds, $1,150,000, had been received from the private placement.

Note 3.  Income Taxes

         The Company recorded a valuation allowance in the third quarter of 1999 for its deferred tax asset which is primarily attributable to the net operating loss carryover in accordance with Statement of Financial Accounting Standard No. 109 (SFAS 109), Accounting for Income Taxes. At December 31, 1998, the realization of this deferred tax asset was evaluated based on future earnings projections at that time and no valuation reserve was deemed necessary. However, based on current results and the near term financial forecasts of the Company, an evaluation of the reserve at the third quarter determined that it is more likely than not that some portion or all of the net operating loss asset may not be realized and therefore a valuation allowance for the full amount was recorded.

Note 4.  Reclassifications

         Certain amounts in the September 30, 1998 financial statements have been reclassified to conform with the September 30, 1999 presentation.

                         Report of Independent Auditors

The Board of Directors and Stockholders
Antennas America, Inc.

We have audited the accompanying balance sheet of Antennas America, Inc. as of December 31, 1998, and the related statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Antennas America, Inc. at December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ Ernst & Young, LLP

Denver, Colorado
March 12, 1999

                          Independent Auditor's Report

Board of Directors and Stockholders
Antennas America, Inc.

We have audited the statements of income, changes in stockholders' equity, and cash flows of Antennas America, Inc. for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the results of operations, changes in stockholders' equity and cash flows of Antennas America, Inc. for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                      /s/ James E. Scheifley & Associates, P.C.
                                      Certified Public Accountants

Englewood, Colorado
March 6, 1998

                             Antennas America, Inc.
                                  Balance Sheet
                                December 31, 1998


Assets
Current assets:
   Cash                                                                                       $     17,555
   Accounts receivable, less allowance for doubtful accounts of $6,465                             336,732
   Inventory                                                                                       300,366
   Prepaid expenses                                                                                 21,938
                                                                                            ----------------
Total current assets                                                                               676,591

Property and equipment, at cost, net of accumulated
   depreciation                                                                                    404,814

Other assets:
   Deferred tax asset, noncurrent                                                                  335,373
   Intangible assets, net of accumulated amortization of $49,419                                    40,539
   Deposits and other long term assets                                                              23,588
                                                                                            ----------------
Total assets                                                                                    $1,480,905
                                                                                            ================

Liabilities and stockholders' equity
Current liabilities:

   Note payable-bank                                                                           $   209,892
   Notes payable-others                                                                             97,799
   Notes payable-officers                                                                           33,274
   Current portion of capital lease obligations                                                     62,657
   Accounts payable                                                                                351,793
   Accrued expenses                                                                                 77,548
                                                                                            ----------------
Total current liabilities                                                                          832,963

Other long-term obligations                                                                          6,000
Capital lease obligations, less current portion                                                     60,027
Notes payable-others, less current portion                                                         116,345
Notes payable-officers, less current portion                                                       110,948
                                                                                            ----------------
Total liabilities                                                                                1,126,283
Commitments
Stockholders' equity:
   Common stock, $.0005 par value, 250,000,000 shares
     authorized, 75,371,847 shares issued and outstanding                                           37,686
   Additional paid-in capital                                                                      937,839
   Accumulated deficit                                                                            (620,903)
                                                                                            ----------------
Total stockholders' equity                                                                         354,622
                                                                                            ----------------
Total liabilities and stockholders' equity                                                      $1,480,905
                                                                                            ================

See accompanying notes.

                             Antennas America, Inc.
                            Statements of Operations

                                                                                Year ended December 31,
                                                                                1998              1997
                                                                       -------------------------------------
Sales, net                                                                   $2,926,728         $3,012,266
Cost of sales                                                                 1,922,522          1,890,657
                                                                       -------------------------------------
Gross profit                                                                  1,004,206          1,121,609
Selling, general and administrative expenses                                  1,301,421            850,536
                                                                       -------------------------------------
Income (loss) from operations                                                  (297,215)           271,073

Other income (expense):
   Interest expense                                                             (83,774)           (72,230)
   Other income                                                                   3,498              3,810
                                                                       -------------------------------------
Total other income (expense)                                                    (80,276)           (68,420)
                                                                       -------------------------------------

Income (loss) before income taxes                                              (377,491)           202,653
Provision for (benefit from) income taxes                                      (132,765)            68,153
                                                                       -------------------------------------
Net income (loss)                                                           $  (244,726)       $   134,500
                                                                       =====================================

Net income (loss) per share                                                      $0.00               $0.00

Weighted average shares outstanding                                          74,676,836         73,189,422


See accompanying notes.

                             Antennas America, Inc.
                  Statements of Changes in Stockholders' Equity


                                           Common Stock           Additional
                                    ---------------------------    Paid-in         Accumulated         Stock
                                        Shares       Amount        Capital          Deficit       Subscriptions       Total
                                    ---------------------------------------------------------------------------------------------

Balance, December 31, 1996             73,189,422      $36,595       $801,039        $(510,677)       $   3,500       $330,457

Exercise of stock options                       -            -              -                -           15,000         15,000
Net income                                      -            -              -          134,500                -        134,500
                                    ---------------------------------------------------------------------------------------------
Balance, December 31, 1997             73,189,422       36,595        801,039         (376,177)          18,500        479,957
Issuance of subscribed shares             650,000          325         18,175                -          (18,500)             -
Cancellation of common stock              (51,371)         (26)            26                -                -              -
Consulting expense related to
    issuance of stock options                   -            -         40,000                -                -         40,000
Exercise of vendor stock options        1,500,000          750         73,691                -                -         74,441
Common stock issued for                    83,796           42          4,908                -                -          4,950
    directors' fees
Net loss                                        -            -              -         (244,726)               -       (244,726)
                                    ---------------------------------------------------------------------------------------------
Balance, December 31, 1998             75,371,847      $37,686       $937,839        $(620,903)    $          -       $354,622
                                    =============================================================================================


See accompanying notes.

                             Antennas America, Inc.
                            Statements of Cash Flows

                                                                                Year ended December 31,
                                                                                 1998             1997
                                                                           ----------------------------------
Operating activities
Net income (loss)                                                               $(244,726)       $134,500
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
     Depreciation and amortization                                                115,372          54,735
     Loss on disposal of property and equipment                                    25,478               -
     Noncash expense for issuance of stock and options                             44,950               -
     Accrued interest on notes payable added to principal                          15,974          10,323
     Accrued salary added to note payable                                           7,308               -
     Deferred tax expense (benefit)                                              (132,764)         68,153
     Changes in operating assets and liabilities:
       (Increase) decrease in accounts receivable                                  (9,047)       (161,274)
       (Increase) decrease in inventory                                           208,188        (312,705)
       (Increase) decrease in prepaid expenses                                     53,803         (38,996)
       (Increase) decrease in other assets                                        (12,976)         13,500
       Increase (decrease) in accounts payable and accrued expenses                (3,115)        233,120
                                                                           ----------------------------------
Net cash provided by operating activities                                          68,445           1,356

Investing activities

Patent acquisition costs                                                          (14,665)        (12,940)
Acquisition of plant and equipment                                                (73,070)       (245,315)
                                                                           ----------------------------------
Net cash used in investing activities                                             (87,735)       (258,255)

Financing activities

Proceeds (reductions) from revolving credit line                                  (40,837)        293,330
Repayment of notes and leases payable                                             (84,400)        (46,425)
Proceeds from equipment refinancing                                                32,104               -
Proceeds from exercise of options                                                  69,336               -
Common stock subscriptions                                                              -          15,000
Proceeds from officer loan                                                              -           9,500
Repayment of officer loans                                                         (1,000)         (8,500)
                                                                           ----------------------------------
Net cash provided by (used in) financing activities                               (24,797)        262,905
                                                                           ----------------------------------

Net increase (decrease) in cash                                                   (44,087)          6,006
Cash, beginning of year                                                            61,642          55,636
                                                                           ----------------------------------
Cash, end of year                                                              $   17,555      $   61,642
                                                                           ==================================

Supplemental cash flow information:

  Cash paid for interest                                                       $   63,271      $   61,907
  Cash paid for income taxes                                                            -               -

Noncash investing and financing activities:

  Capital lease obligations incurred                                               53,137               -
  Tax benefit related to stock options                                              5,100               -


See accompanying notes.

                             Antennas America, Inc.
                          Notes to Financial Statements
                                December 31, 1998

1. Organization and Summary of Significant Accounting Policies

Organization

Antennas America, Inc. (the Company) was incorporated in Colorado on September 6, 1988 and was reorganized as a Utah corporation on April 12, 1989. The Company manufactures and sells antennas used for various purposes.

Consolidation

The wholly owned subsidiary of the Company, Antennas America Distributing Company, was dissolved effective December 29, 1998. The results of operations of this subsidiary have been included in the consolidated results of Antennas America, Inc. through that date.

Inventory

Inventory is valued at the lower of cost or market using standard costs which approximate average cost. Inventories are reviewed periodically and items considered to be slow-moving or obsolete are reduced to estimated net realizable value through an appropriate reserve. Inventory consists of the following at December 31, 1998:

         Raw materials                                              $161,295
         Work in progress                                            134,034
         Finished goods                                               36,037
                                                                 ------------
                                                                     331,366

         Inventory reserve                                           (31,000)
                                                                 ------------
         Net inventory                                              $300,366
                                                                 ============

Property and Equipment

Property and equipment are stated at cost. The Company uses the straight-line method over estimated useful lives of three to seven years to compute depreciation for financial reporting purposes and accelerated methods for income tax purposes. When assets are retired or otherwise disposed of, the cost and the related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in operations for the period. The cost of repairs and maintenance is charged to operations as incurred, and significant renewals or betterments are capitalized.

Property and equipment consist of the following at December 31, 1998:

         Machinery and equipment                                    $439,332
         Computer equipment and software                              93,897
         Furniture and fixtures                                       62,779
         Leasehold improvements                                       29,204
                                                                  -----------
                                                                     625,212
         Accumulated depreciation                                   (220,398)
                                                                  -----------
                                                                    $404,814
                                                                  ===========

                             Antennas America, Inc.
                    Notes to Financial Statements (continued)

1. Organization and Summary of Significant Accounting Policies (continued)

Depreciation expense amounted to $106,048 and $49,934 during the years ended December 31, 1998 and 1997, respectively.

Substantially all of the Company's fixed assets are pledged as collateral for debt described in Notes 2 and 3.

Patent Costs

Patent costs are stated at cost and amortized over ten years using the straight-line method. Amortization expense amounted to $9,324 and $8,272 for the years ended December 31, 1998 and 1997, respectively.

Research and Development

Research and development costs are charged to expense as incurred. Such costs were not material for the years ended December 31, 1998 and 1997.

Revenue

Revenue is recorded when goods are shipped. Sales returns and allowances are recorded after returned goods are received and inspected. The Company has several major commercial customers who incorporate its products into other manufactured goods and returns therefrom have not been significant. In 1997, the Company began retail sales of its product through a distributor. Returns related to such sales have been immaterial and within management's expectations.

Cash

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash.

Income (Loss) Per Share

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 128 (SFAS 128), Earnings Per Share. SFAS 128 supersedes and simplifies the existing computational guidelines under Accounting Principles Board (APB) Opinion No. 15, Earnings Per Share. Among other changes, SFAS 128 eliminates the presentation of primary earnings per share and replaces it with basic earnings per share for which common stock equivalents are not considered in the computation. It also revises the computation of diluted earnings per share. The income (loss) per share is computed by dividing the net income (loss) for the year by the weighted average number of common shares outstanding for the year. Income (loss) per share is unchanged on a diluted basis.

Fair Value of Financial Instruments

The Company's short-term financial instruments consist of cash, accounts receivable, and accounts payable and accrued expenses. The carrying amounts of these financial instruments approximate fair value because of their short-term maturities. Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and accounts receivable.

                             Antennas America, Inc.
                    Notes to Financial Statements (continued)

1. Organization and Summary of Significant Accounting Policies (continued)

The Company has several major customers (see Note 7), the loss of any one of which could have a material negative impact upon the Company. Additionally, the Company maintains a line of credit with one financial institution. The maintenance of a satisfactory relationship with this institution is of significant importance to the Company. The Company does not hold or issue financial instruments for trading purposes nor does it hold or issue interest rate or leveraged derivative financial instruments.

Estimates

The preparation of the Company's financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

Advertising Costs

Advertising costs are charged to operations when the advertising is first shown. Advertising costs charged to operations were $11,841 and $40,940 in 1998 and 1997, respectively.

Reclassifications

Certain amounts in the December 31, 1997 financial statements were reclassified to conform with the December 31, 1998 presentation.

2. Notes Payable

Notes payable to bank consists of an asset-based revolving credit line having a maximum borrowing amount of $500,000, of which $209,892 was outstanding at December 31, 1998. The line bore interest at prime plus 4.5% (13%) through October 1998 and prime plus 6% thereafter (13.75% at December 31, 1998), and is collateralized by accounts receivable, inventory and otherwise unencumbered machinery and equipment. The line has $290,108 of unused credit at December 31, 1998. This line was discontinued by the bank as of January 31, 1999 and the Company then entered into an account purchase agreement with another division of the bank on February 1, 1999. All borrowings under the first line were paid using proceeds from the new agreement. This agreement allows the Company to be advanced 85% of certain approved receivables at a cost of 1% of the receivable for the first 10 days and 1/15 of 1% each day thereafter until the account is paid in full. The maximum rate charged is 9%. The funds are advanced on a nonrecourse basis.

                             Antennas America, Inc.
                    Notes to Financial Statements (continued)

2. Notes Payable (continued)

Notes payable to others at December 31, 1998 consists of uncollateralized obligations to individuals and vendors and an equipment loan secured by a piece of equipment as follows:

    Amount due vendor, interest at 8% per annum,
    due January 31, 2000                                              $116,345

    Amount due vendor, interest at 10% per annum,
    due on demand                                                       86,484

    Amount due individual without interest, due on demand                8,155

    Amount due for equipment purchase, interest at 9.5% per annum,
        paid in full in February 1999                                    3,160
                                                                    ------------
                                                                       214,144
    Less current portion                                                97,799
                                                                    ------------
                                                                      $116,345
                                                                    ============


3. Capital Lease Obligations

During 1997 and 1998 the Company entered into financing type lease transactions with leasing companies to lease certain manufacturing equipment, office equipment and software. Most leases have bargain purchase options at the end of the lease term. Scheduled maturities of the obligations as of December 31, 1998 are as follows:

      1999                                                           $  78,463
      2000                                                              59,429
      2001                                                               6,324
                                                                   ------------
      Minimum future lease payments                                    144,216
      Less interest component                                          (21,532)
                                                                   ------------
      Present value of future net minimum lease payments               122,684
      Less current portion                                             (62,657)
                                                                   ------------
      Due after one year                                             $  60,027
                                                                   ============

Property and equipment include the following amounts for capital leases at December 31, 1998:

              Machinery and equipment                                 $121,643
              Software                                                  27,656
              Office equipment                                          19,885
                                                                    ------------
                                                                       169,184
              Less accumulated amortization                            (26,366)
                                                                    ------------
                                                                      $142,818
                                                                    ============

                             Antennas America, Inc.
                    Notes to Financial Statements (continued)

4. Notes Payable-Officers

Notes payable to officers includes unpaid advances and salary accruals due to two of the Company's officers, including Randall P. Marx, the chief executive officer, who accounts for approximately 70% of the balance owed. The advances accrue no interest. A portion of the balance is a loan to the Company to purchase its computer network made by another officer. This loan accrues interest at 8.5%.

5. Stockholders' Equity

In January 1996, the Company authorized a stock bonus to one of its officers for 350,000 shares of restricted common stock with a market value of $3,500. During the year ended December 31, 1997, the Company accepted stock subscriptions from an officer for 300,000 shares of its restricted common stock. The market value of the stock subscribed at the subscription date amounted to $0.05 per share. These shares were issued during 1998.

During 1998, the Company canceled 51,371 shares of its common stock. The cancellation relates to the 1998 settlement of a dispute with one of the Company's original shareholders regarding the actual number of shares issued to this shareholder. There was no gain or loss recognized related to the cancellation.

The Company entered into a contract with an investor relations firm effective December 31, 1997 that granted the firm the option to buy 6,000,000 shares of stock. The total included 2,000,000 at $0.06; 2,000,000 at $0.10 and 2,000,000
at $0.30. Sales of the shares underlying these options were registered effective June 8, 1998 and 1,500,000 of the $0.06 options were exercised by the firm on June 19, 1998. The Company recognized $40,000 of consulting expense in 1998 related to the fair market value of these option grants. These options were valued by using the Black-Scholes method described below.

In November 1997, the Board of Directors approved the Company's 1997 Stock Option and Compensation Plan (the Plan). Pursuant to the Plan, the Company may grant options to purchase an aggregate of 5,000,000 shares of the Company's Common Stock to key employees, directors, and other persons who have or are contributing to the success of the Company. The options granted pursuant to the Plan may be incentive options qualifying for beneficial tax treatment for the recipient or they may be nonqualified options. The exercise prices of the options granted are determined by the stock price on the date of grant and have varying exercise periods. Certain options were granted under agreements where certain performance standards were to be met before the options could be exercised. Failure of the Company to meet these goals would result in the options expiring. Under this plan, the following amounts of options are outstanding:

                             Antennas America, Inc.
                    Notes to Financial Statements (continued)

5. Stockholders' Equity (continued)

                                                Number of      Weighted Average
                                                 Shares         Exercise Price
                                                -----------   -----------------
     1997 Activity:
       Outstanding at beginning of year            650,000           $0.049
       Granted                                     550,000            0.091
       Exercised                                         -                -
       Forfeited                                         -                -
     1998 Activity:
       Outstanding at beginning of year          1,200,000            0.068
       Granted                                   1,850,000            0.118
       Exercised                                         -                -
       Forfeited or expired                        850,000            0.122
       Outstanding at end of year                2,200,000            0.089
       Exercisable at end of year                1,350,000            0.069

At December 31, 1998, the price range of options that are exercisable is $0.0475 to $0.105. These options expire beginning in 2000 to 2003. The weighted average grant date fair values of the options granted during 1998 and 1997 were $.083 and $.070, respectively.

The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS
123), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, if the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Pro forma recognition regarding net income and earnings per share is required by SFAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option valuation model with the following assumptions: risk-free interest rate of 5.5%, a dividend yield of 0%, volatility factors of the expected market price of the Company's common stock of between 1.395 to 1.781, and an expected life of two to five years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly sensitive assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's option, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                             Antennas America, Inc.
                    Notes to Financial Statements (continued)

5. Stockholders' Equity (continued)

                                             1998                 1997
                                      -------------------- --------------------
      Net income (loss):
        As reported                         $(244,726)            $134,500
        Pro forma                           $(285,756)            $125,590
      Earnings per share:
        As reported                             $0.00                $0.00
        Pro forma                               $0.00                $0.00

Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma net results may not be representative of that to be expected in future years.

6. Income Taxes

The Company records the income tax effect of transactions in the same year that the transactions enter into the determination of income, regardless of when the transactions are recognized for tax purposes. Income tax credits are used to reduce the provision for income taxes in the year in which such credits are allowed for tax purposes.

Deferred taxes are provided to reflect the income tax effects of amounts included for financial purposes in different periods than for tax purposes, principally accelerated depreciation for income tax purposes. Such amounts have not been significant. For the years ended December 31, 1998 and 1997, the Company made estimates of the future utilization of its net operating loss carryforward. These estimates account for the deferred tax asset recorded.

Income tax expense (benefit) for the years ended December 31, 1998 and 1997 is as follows:

                                               1998           1997
                                           -------------- --------------

      Current                              $               $         -
                                                      -
      Deferred                                 (132,765)        68,153
                                           -------------- --------------
      Total                                   $(132,765)       $68,153
                                           ============== ==============

The Company has not recorded a liability for federal income taxes payable currently or deferred to future periods due to the existence of substantial net operating loss carryforward amounts available to offset taxable income.

                             Antennas America, Inc.
                    Notes to Financial Statements (continued)

6. Income Taxes (continued)

The components of the net accumulated deferred income tax asset are as follows:

                                                      1998          1997
                                                 --------------- --------------
      Deferred tax assets:
          Net operating loss carryforwards            $ 382,353       $221,572
          Inventory reserve                              11,563           -
          Accrued expenses                                8,206           -
          Bad debt reserves                               2,411           -
          Other                                              -          2,298
                                                 --------------- --------------
                                                        404,533        223,870
      Deferred tax liabilities:
          Property and equipment                       (35,174)       (26,361)
          Other                                        (33,986)           -
                                                 --------------- --------------
                                                       (69,160)       (26,361)
                                                 --------------- --------------
      Net deferred tax assets                         $ 335,373       $197,509
                                                 =============== ==============

A reconciliation of federal income taxes computed by multiplying pretax net income by the statutory rate of 34% to the provision for income taxes is as follows at December 31:

                                                      1998            1997
                                                 ----------------  ------------
     Tax expense (benefit) computed at
       statutory rate                                 $(128,347)      $68,902
     State income tax                                   (13,268)        6,687
     Effect of permanent differences                     (8,358)            -
     Other                                               17,208        (7,436)
                                                 ----------------  ------------
     Provision for income taxes (benefit)             $(132,765)      $68,153
                                                 ================  ============

The Company has determined that profitability for the year ending December 31, 1999 and beyond is reasonably possible and has recorded the benefit of the net operating loss carryforward as provided for in FAS 109. The Company has a net operating loss carryforward of approximately $1,025,000 that will expire in years beginning in 2004 as follows:

                 2004                       $     39,000
                 2005                            336,000
                 2006                            235,000
                 2018                            415,000
                                            --------------
                                              $1,025,000
                                            ==============

                             Antennas America, Inc.
                    Notes to Financial Statements (continued)

7. Sales to Major Customers

The Company made sales in excess of 10% of its net sales to unrelated parties for the year ended December 31, 1998 to three companies totaling $2,418,732 (83%) and for the year ended December 31, 1997 to two companies aggregating $2,279,467 (76%). Additionally, the Company had open uncollateralized accounts receivable from these customers aggregating $275,792 and $144,377 at December 31, 1998 and 1997, respectively.

8. Operating Leases

The Company leases its facilities under operating leases through May 31, 2000. Minimum future rentals payable under the leases are as follows:

                    1999                        $185,756
                    2000                          70,153
                                             -------------
                                                $255,909
                                             =============

Rent expense amounted to $176,801 and $190,217 for the years ended December 31, 1998 and 1997, respectively.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY............................1
RISK FACTORS..................................3
PRICE RANGE OF COMMON STOCK...................5
DIVIDEND POLICY...............................6
THE COMPANY...................................6
MANAGEMENT'S DISCUSSION AND
     ANALYSIS OF FINANCIAL CONDITION
      AND RESULTS OF OPERATION...............12
MANAGEMENT...................................15
EXECUTIVE COMPENSATION.......................16
BENEFICIAL OWNERS OF  SECURITIES.............20
DESCRIPTION OF SECURITIES....................22
INACTIVE TRADING OF THE COMMON
     STOCK...................................23
SELLING SECURITY HOLDERS
     AND PLAN OF DISTRIBUTION................23
SECURITIES AND EXCHANGE
     COMMISSION POSITION ON
     CERTAIN INDEMNIFICATION.................25
LEGAL MATTERS................................25
EXPERTS......................................25
ADDITIONAL INFORMATION.......................26
FINANCIAL INFORMATION.......................F-1



                             ANTENNAS AMERICA, INC.

                        44,500,000 Shares Of Common Stock

                                    .........

                               SELLING SHAREHOLDER
                                   PROSPECTUS
                                    .........







                               February ___, 2000

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification Of Directors And Officers

         The Utah Business Corporation Act provides for indemnification by a corporation of costs incurred by directors, employees, and agents in connection with an action, suit, or proceeding brought by reason of their position as a director, employee, or agent. The person being indemnified must have acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation.

         Under our Articles of Incorporation and Bylaws, we are required to indemnify its directors, officers, and other representatives for costs incurred by each of them in connection with any action, suit, or proceeding brought by reason of their position as a director, officer, or representative.

Item 25.  Other Expenses Of Issuance And Distribution.

         The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Company in connection with the registration of the securities being offered. The selling security holders will not pay any of the following expenses.

         Registration and filing fee............................$ 4,156
         Printing (*)...........................................$ 2,000
         Accounting fees and expenses (*).......................$ 2,500
         Legal fees and expenses (*)............................$10,000
         Registrar and transfer agent fee.......................$   500
         Miscellaneous..........................................$   844
         -----------------
         (*) Estimated
                                                               $ 20,000

Item 26.  Recent Sales Of Unregistered Securities

         Since January 1, 1997, we have issued unregistered securities as described below.

         In April 1997, we issued 300,000 shares of common stock to one person upon the exercise of options in an exempt transaction under Section 4(2) of the Securities Act for an aggregate exercise price of $15,000.

         We issued to Millennium Holdings Group, Inc. ("Millennium") options to purchase 6,000,000 shares of common stock on December 31, 1997 pursuant to the terms of a consulting agreement with Millennium. Those options and 1,500,000 shares underlying the options that were exercised were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act. The remaining 4,500,000 options expired.

         We issued to Jasco Products, Inc. 500,000 options to purchase common stock on February 15, 1999 at $.03 per share. These options were issued in connection with a loan granted by Jasco to us in reliance on an exemption from registration under Section 4(2) of the Securities Act.

         During the period from September 8, 1999 through January 13, 2000, we sold 22,000,000 units of common stock and warrants for a price of $.0525 per unit. Each unit included one share of common stock and one common stock purchase warrant to purchase one additional share at an exercise price of $.175 per share. The offering was available only to accredited investors pursuant to Rules 505 and 506 and/or Sections 3(b) and 4(2) of the Securities Act.

Item 27.  Exhibits.

Number                                      Description

3.1 Articles Of Incorporation of Westcliff Corporation, now known as Antennas America, Inc. (the "Company"). (1)

3.2               Articles  Of  Amendment  to Articles  Of  Incorporation  dated
                  January 26, 1988. (2)

3.3 Articles And Agreement Of Merger between the Company and Antennas America, Inc. a Colorado corporation, dated March 22, 1989. (2)

3.4 Bylaws of the Company as amended and restated on March 25, 1998. (3)

4.1               Specimen Common Stock Certificate (1)

5.1 Opinion of Patton Boggs LLP concerning the legality of the securities being registered.

10.1 Industrial Lease dated April 10, 1998 between the Company and Five K Investments. (4)

10.2 Renewal and Extension of Lease dated April 10, 1998 between the Company and Five K Investments. (4)

10.3 Renewal and Extension of Lease dated April 10, 1998 between the Company and Five K Investments. (4)

10.4 Renewal and Extension of Lease dated April 10, 1998 between the Company and Five K Investments. (4)

10.5 Employment Agreement dated as of March 19, 1998 between the Company and Kevin O. Shoemaker. (3)

10.6 Employment Agreement dated as of October 1, 1998 between the Company and Richard L. Anderson. (5)

10.7 Employment Agreement dated as of October 1, 1998 between the Company and Randall P. Marx. (5)

10.8              1997 Stock Option and Compensation Plan. (6)

10.9 Assignment of patent rights regarding Microstrip Antennas and Multiple Radiator Array Antennas from Kevin O. Shoemaker to the Company dated May 23, 1990. (4)

10.10             Assignment  of  patent  rights  regarding  Planar   Serpentine
                  Antennas from Kevin O. Shoemaker to the Company dated May 23, 1990. (4)

10.11             Agreement Of  Assignment  dated June 27, 1990 between Kevin O.
                  Shoemaker and the Company. (4)

10.12 Form of Product Development Agreement executed by each of Randall P. Marx and Kevin O. Shoemaker, respectively. (4)

10.13 Distribution Agreement dated October 7, 1998 between the Company and Jasco Products Co., Inc.

10.14 Promissory Note dated February 15, 1999 from the Company to Jasco Products Co., Inc.

10.15 Stock Option Agreement dated February 15, 1999 between the Company and Jasco Products Co., Inc.

23.1              Consent of Patton  Boggs LLP  (included  in Opinion in Exhibit
                  5.1).

23.2              Consent of Ernst & Young LLP

23.3              Consent of James E. Scheifley & Associates, P.C.

24.1              Power  of  Attorney  (included  in  Part  II  of  Registration
                  Statement).
-----------------------

(1) Incorporated by reference from the Company's Form S-18 Registration Statement dated December 1, 1987 (File No. 33-18854-D).

(2) Incorporated herein by reference from the Company's Post-Effective Amendment No. 3 to Form S-18 Registration Statement dated December 5, 1989 (File No. 33-18854-D).

(3) Incorporated by reference from the Company's Form 10-KSB for the year ended December 31, 1997.

(4) Incorporated by reference from the Company's Form SB-2 Registration Statement dated May 22, 1998 (File No. 333-53453).

(5) Incorporated by reference from the Company's Form 10-KSB for the year ended December 31, 1998.

(6) Incorporated by reference from Exhibit 99.1 to the Company's Proxy Statement dated April 17, 1998 concerning the Annual Meeting of Stockholders held on May 15, 1998.



Item 28.  Undertakings.

1.       The Company hereby undertakes:

         (a) to file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

                  (1) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (2) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in registration statement (or the most recent post-effective amendment thereof); and

                  (3) to include any additional or changed material information on the plan of distribution.

         (b) That for determining liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof;

         (c) To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the end of the offering.

2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the option of the Securities And Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or a controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or a controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Wheat Ridge, State of Colorado, on February 9, 2000.

                           ANTENNAS AMERICA, INC.



                           By:  /s/ Randall P. Marx
                               --------------------------------------------
                               Randall P. Marx, Chief Executive Officer and
                               Principal Financial Officer



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of Antennas America, Inc., by virtue of their signatures appearing below to this registration statement hereby constitute and appoint Randall P. Marx or Richard L. Anderson, and each or either of them, with full power of substitution, as attorney-in-fact in their names, place and stead to execute any and all amendments to this registration statement in the capacities set forth opposite their name and hereby ratify all that said attorney-in-fact and each of them or his substitutes may do by virtue hereof.

         In accordance with the requirements of the Securities Act, this registration statement was signed by the following persons in the capacities and on the dates stated.

     Signatures                        Title                     Date
     ----------                       --------             ----------------

/s/ Richard L. Anderson               Director             February 9, 2000
---------------------------
Richard L. Anderson

/s/ Sigmund A. Balaban                Director             February 9, 2000
---------------------------
Sigmund A. Balaban

/s/ Randall P. Marx                   Director             February 9, 2000
---------------------------
Randall P. Marx

/s/ Kevin O. Shoemaker                Director             February 9, 2000
---------------------------
Kevin O. Shoemaker

 /s/ Donald A. Huebner                Director             February 9, 2000
---------------------------
Donald A. Huebner

                                  EXHIBIT INDEX

Number            Description
------            -----------

3.1 Articles Of Incorporation of Westcliff Corporation, now known as Antennas America, Inc. (the "Company"). (1)

3.2               Articles  Of  Amendment  to Articles  Of  Incorporation  dated
                  January 26, 1988. (2)

3.3 Articles And Agreement Of Merger between the Company and Antennas America, Inc. a Colorado corporation, dated March 22, 1989. (2)

3.4 Bylaws of the Company as amended and restated on March 25, 1998. (3)

4.1               Specimen Common Stock Certificate (1)

5.1 Opinion of Patton Boggs LLP concerning the legality of the securities being registered.

10.1 Industrial Lease dated April 10, 1998 between the Company and Five K Investments. (4)

10.2 Renewal and Extension of Lease dated April 10, 1998 between the Company and Five K Investments. (4)

10.3 Renewal and Extension of Lease dated April 10, 1998 between the Company and Five K Investments. (4)

10.4 Renewal and Extension of Lease dated April 10, 1998 between the Company and Five K Investments. (4)

10.5 Employment Agreement dated as of March 19, 1998 between the Company and Kevin O. Shoemaker. (3)

10.6 Employment Agreement dated as of October 1, 1998 between the Company and Richard L. Anderson. (5)

10.7 Employment Agreement dated as of October 1, 1998 between the Company and Randall P. Marx. (5)

10.8              1997 Stock Option and Compensation Plan. (6)

10.9 Assignment of patent rights regarding Microstrip Antennas and Multiple Radiator Array Antennas from Kevin O. Shoemaker to the Company dated May 23, 1990. (4)

10.10             Assignment  of  patent  rights  regarding  Planar   Serpentine
                  Antennas from Kevin O. Shoemaker to the Company dated May 23, 1990. (4)

10.11             Agreement Of  Assignment  dated June 27, 1990 between Kevin O.
                  Shoemaker and the Company. (4)

10.12 Form of Product Development Agreement executed by each of Randall P. Marx and Kevin O. Shoemaker, respectively. (4)

10.13 Distribution Agreement dated October 7, 1998 between the Company and Jasco Products Co., Inc.

10.14 Promissory Note dated February 15, 1999 from the Company to Jasco Products Co., Inc.

10.15 Stock Option Agreement dated February 15, 1999 between the Company and Jasco Products Co., Inc.

23.1              Consent  of Patton  Boggs LLP  (included  in Option in Exhibit
                  5.1).

23.2              Consent of Ernst & Young LLP

23.3              Consent of James E. Scheifley & Associates, P.C.

24.1              Power  of  Attorney  (included  in  Part  II  of  Registration
                  Statement).
------------------------

(1) Incorporated by reference from the Company's Form S-18 Registration Statement dated December 1, 1987 (File No. 33-18854-D).

(2) Incorporated herein by reference from the Company's Post-Effective Amendment No. 3 to Form S-18 Registration Statement dated December 5, 1989 (File No. 33-18854-D).

(3) Incorporated by reference from the Company's Form 10-KSB for the year ended December 31, 1997.

(4) Incorporated by reference from the Company's Form SB-2 Registration Statement dated May 22, 1998 (File No. 333-53453).

(5) Incorporated by reference from the Company's Form 10-KSB for the year ended December 31, 1998.

(6) Incorporated by reference from Exhibit 99.1 to the Company's Proxy Statement dated April 17, 1998 concerning the Annual Meeting of Stockholders held on May 15, 1998.